SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 2)


Filed by the registrant  [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           Landsing Pacific Fund, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   Dean Banks
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
                                  Common Stock
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
                                    5,953,137
- --------------------------------------------------------------------------------
(3) Proposed maximum aggregate value of transaction:
             Not determinable - fee based on estimated net proceeds
- --------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------
(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
(3) Filing party:

- --------------------------------------------------------------------------------
(4) Date filed:

- --------------------------------------------------------------------------------

                                 August 11, 1995


Landsing Pacific Shareholders

                  Re:      Proxy Statement - Plan of Liquidation
                           -------------------------------------

Dear Stockholder:


                  Enclosed is your Proxy Statement for the Annual Meeting of Landsing Pacific Fund to be held on October 13, 1995. The Statement contains detailed information about the Fund and the issues to be voted upon. We request that you carefully read this material.

                  Stockholders must make a critical decision this year concerning a Board proposal to liquidate the Fund. The Board of Directors believes this plan to be in the best interest of stockholders for the following reasons:

                  1. The Board believes that stockholders will receive a higher value per share than if the Fund were merged into another entity, even if one were to assume that another entity could be found on a satisfactory basis. Management has been seeking a merger partner, or other corporate transaction for more than a year. None of the proposals we have received to date would yield as great a return to stockholders as the anticipated proceeds from liquidation as set forth in the attached Proxy Statement, even at the low end of the range.

                  2. The Fund operates at a cash loss on a continuing basis, thus eroding stockholder equity. At its current size the Fund cannot operate profitably on a cash basis.

                  3. For the above reasons, dividends are not foreseeable.

                  Management   believes   that  the   Fund  can  be   liquidated
expeditiously. If the Plan of Liquidation is adopted, it is our hope to be able to start making cash distributions in the first quarter of 1996.

                  For many reasons, the Fund has been an unprofitable venture, but this is no time for reflecting on history. It is time to return to the stockholders the current value of their investment so that these funds can be more profitably employed in investments which will actually show a return. There is no foreseeable prospect of a return on investment on Landsing Pacific Fund shares as the Fund is currently constituted.

Landsing Pacific Stockholders
August 11, 1995
Page 2

                  We invite your careful review of the enclosed information. We are available to answer your questions at any time prior to the vote.

                  We recommend a vote FOR all matters tendered for stockholder vote as the most expeditious way to maximize the benefit to stockholders.

                                Very truly yours,

                                LANDSING PACIFIC FUND, INC.



                                By:
                                     ------------------------
                                     Martin I. Zankel
                                     Chairman of the Board

                           LANDSING PACIFIC FUND, INC.
                            155 Bovet Road, Suite 101
                           San Mateo, California 94402
                                 (415) 513 -5252



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of Landsing Pacific Fund, Inc., a Maryland corporation (the "Fund"), will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, on October 13, 1995, at 9:00 a.m., local time, to consider the following proposals:

         o        To approve the Fund's Plan of Liquidation and Dissolution;

         o To amend the Fund's Charter to eliminate the classified board provisions thereof;

         o        To elect two directors; and

         o To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on August 25, 1995 are entitled to notice of and to vote at said meeting and any adjournment thereof.

         THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF STOCKHOLDERS HOLDING A MAJORITY OF ALL THE OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE IS REQUIRED FOR A QUORUM. IF YOU CANNOT ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

         THE PROMPT RETURN OF YOUR PROXY CARD WILL HELP THE FUND AVOID THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO OBTAIN A QUORUM.

                                        By Order of the Board of Directors


                                        DEAN BANKS, Secretary

San Mateo, California
              , 1995
- --------------

                                TABLE OF CONTENTS
                                -----------------
                                                                           Page
                                                                           ----
INTRODUCTION.................................................................  1

SUMMARY......................................................................  3
     Proposal One: Approval of the Plan of Liquidation and Dissolution.......  3
         Reasons for the Proposed Liquidation................................  3
         The Board's Conclusions.............................................  4
         Estimate of Net Proceeds of Liquidation.............................  5
         The Plan............................................................  5
         Benefits to Certain Affiliates......................................  7
         Risks Attendant to the Adoption of the Plan.........................  8
         Effect of Failure to Approve the Plan...............................  9
         Appraisal Rights....................................................  9
     Proposal Two: Approval of Proposal to Eliminate the Classified Board
               Provisions from the Fund's Charter............................ 10
         Certain Considerations.............................................. 10

THE FUND..................................................................... 12
     Description Of Business................................................. 12
     Description of the Properties........................................... 15
     Market For Common Equity and Related Stockholder Matters................ 19
     Selected Financial Data................................................. 21
     Management's Discussion and Analysis Of Financial Condition
          and Results of Operations.......................................... 22
     Additional Financial Information........................................ 32

PROPOSAL ONE:  APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION............... 33
     Reasons for the Proposed Liquidation.................................... 33
         Issuance of Securities.............................................. 34
         Mergers and Acquisitions............................................ 34
         The Board's Conclusions............................................. 35
     Summary of the Plan..................................................... 36
     Appraisal Rights........................................................ 39
     Effect of Failure to Approve the Plan................................... 39
     Estimate of Net Proceeds of Liquidation................................. 40
     Interest of Certain Affiliates in the Liquidation and Dissolution....... 42
     Risks Attendant to the Adoption of the Plan............................. 43
     Certain Federal Income Tax Consequences................................. 44
     Summary of Reasons to Vote for the Adoption of the Plan................. 50

PROPOSAL TWO:  APPROVAL OF PROPOSAL TO ELIMINATE THE CLASSIFIED
               BOARD PROVISIONS FROM THE FUND'S CHARTER...................... 51
     Reasons for the Proposal................................................ 51
     Certain Considerations.................................................. 51

PROPOSAL THREE:  ELECTION OF DIRECTORS....................................... 54
     Current Charter Provisions.............................................. 54

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

     Nominees................................................................ 54
     1996 Annual Meeting..................................................... 54

DIRECTORS AND EXECUTIVE OFFICERS............................................. 56
     Beneficial Ownership.................................................... 57
     Compliance with Section 16(a) of the Securities Exchange Act of 1934.... 60
     Committees.............................................................. 60

EXECUTIVE COMPENSATION....................................................... 61
     Summary Compensation Table.............................................. 61
     Options Granted in Last Fiscal Year..................................... 62
     Aggregated Option/SAR Exercised in Last Fiscal Year and
          FY-End Option/SAR Values........................................... 63
     Director Compensation................................................... 63
     Management Incentive Plan............................................... 64
     Employee Stock Incentive Plan........................................... 64
     Severance Payment Plan.................................................. 65
     Compensation Committee Interlocks and Insider Participation............. 65
     Certain Relationships and Related Transactions.......................... 65

INDEPENDENT ACCOUNTANTS...................................................... 65

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 66

STOCKHOLDER PROPOSALS........................................................ 66


EXHIBITS
- --------

Exhibit A      Plan of Liquidation and Dissolution...........................A-1


SCHEDULES
- ---------

Schedule 1 Financial Statements as set forth in the Fund's Form 10-KSB for the fiscal year ended December 31, 1994.

Schedule 2 Financial Statements as set forth in the Fund's Form 10-QSB for the three months and six months ended June 30, 1995.


Schedule 3 Pro Forma Balance Sheet as of June 30, 1995 and Statement of Operations for the Year Ended December 31, 1994 and the Six Months Ended June 30, 1995.

                          LANDSING PACIFIC FUND , INC.
                            155 Bovet Road, Suite 101
                           San Mateo, California 94402
                                 (415) 513-5252



                                 PROXY STATEMENT


INTRODUCTION

         The accompanying Proxy is solicited by the Board of Directors (the "Board") of Landsing Pacific Fund, Inc., a Maryland corporation (the "Fund"), for use at the Annual Meeting of Stockholders (the "Meeting") of the Fund to be held on October 13, 1995, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. The votes entitled to be cast by the shares of Common Stock represented by the accompanying proxy will be cast in accordance with the specification of the holder of the shares of Common Stock, as properly indicated by the holder on the proxy. In the absence of a specification thereon, proxies will be voted for each proposal and for the nominees for director. A holder of the Fund's Common Stock (a "Stockholder") giving a proxy may revoke it at any time prior to its exercise by filing with the Secretary of the Fund a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

         The cost of solicitation of proxies will be borne by the Fund. In addition to solicitation by mail, officers and directors of the Fund may solicit proxies by mail, telephone, facsimile or personal interview. The Fund intends to engage Corporate Investor Communications, Inc. to solicit Stockholders' proxies. The Fund estimates that the cost of such solicitation will be approximately $6,000.

         Only Stockholders of record at the close of business on August 25, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the close of business on August 1, 1995, there were outstanding 5,953,137 shares of Common Stock in the Fund (the "Common Stock"). There is no cumulative voting; each share of Common Stock will be entitled to one vote on all matters.

         This Proxy Statement and accompanying  form of Proxy will first be sent
or given to Stockholders on or about                , 1995.
                                     ---------------

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Plan of Liquidation and Dissolution (Proposal 1) and of the amendment to the Fund's Charter (Proposal
2). The affirmative vote of a plurality of all the votes cast at the Meeting, in person or by proxy, is required for the election of directors (Proposal 3).

         Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street" or nominee name who returns a properly executed proxy because such record holder does not have discretionary authority to vote on the matter) will be counted towards the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the amendment to the Charter and the approval of the Plan of Liquidation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

                                     SUMMARY


         The following is a brief summary of certain information contained elsewhere in this Proxy Statement (the "Proxy Statement"). This summary does not describe Proposal 3 regarding the election of directors and is not intended to be a complete description of the matters covered in this Proxy Statement. This summary is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Schedules and Exhibit hereto and the documents incorporated herein by reference. Stockholders are urged to read carefully the entire Proxy Statement, including the Exhibits.


Proposal One: Approval of the Plan of Liquidation and Dissolution

         The Board of Directors of the Fund (the "Board") has unanimously approved a Plan of Liquidation and Dissolution of the Fund (the "Plan"), a copy of which is attached hereto as Exhibit A. Stockholders will be asked at the Annual Meeting to adopt the Plan and authorize the Board of Directors to take all action necessary or appropriate to implement the Plan.

         Reasons for the Proposed Liquidation

         The Fund has generated net operating losses since 1989, due in large part to provisions for losses on investments in real estate, the Fund's high level of debt, and the high level of general and administrative costs associated with administering a public REIT relative to the revenue generated by the Fund's properties. In light of such losses, management's goal has been to (i) raise additional capital to finance an increase in the Fund's asset base to a level necessary to generate sufficient revenue to offset general and administrative costs, (ii) grow the Fund by merging it with another REIT or real estate company, or (iii) terminate the Fund by entering into a merger or sale of assets following which the Fund would not be the surviving entity.

         At present, the Board believes, after consultation with members of the investment community, that there would be insufficient demand among investors to complete a sale of additional securities primarily because of (i) the Fund's poor operating record, (ii) the Fund's small market capitalization, and (iii) its high level of debt in relation to its market capitalization.

         The Fund has pursued mergers with other entities. Initially, the Fund pursued mergers through which the Fund would be the surviving entity. Because of
(i) the Fund's lack of cash to finance an acquisition of another entity, (ii) the decline in the trading price of the Fund's Common Stock, and (iii) the failure to pay dividends thereon, the latter two of which reduced the likelihood that the stockholders of another company would accept the Fund's Common Stock in a merger, the Fund changed its focus toward mergers or other transactions through which it would be the acquired entity. The Fund has entered into extensive negotiations with several REITs and real estate companies concerning this type of merger or sale of the Fund's properties. However, it ultimately determined that none of the proposed transactions would be in the best interest of the Fund's Stockholders.

         The Board's Conclusions

         The Board has determined that a liquidation is in the best interest of the Stockholders. The continuation of the Fund's operations at current levels will, most likely, cause further erosion of Stockholders' equity. Based on management's analysis and a report by Ernst & Young indicating the likely aggregate value of the Fund's properties, the Board believes that the trading price of the Common Stock does not reflect the underlying market value of its investments. See Proposal 1 - "Estimate of Net Proceeds of Liquidation". There can be no assurance, however, that the estimate of liquidation proceeds will prove accurate. See "Risks Attendant to the Adoption of the Plan - Uncertainty of Amount and Timing of Liquidating Distributions". Therefore, the amount ultimately received by Stockholders through liquidating distributions may or may not exceed the current trading price of the Common Stock.

         Estimate of Net Proceeds of Liquidation



         The Fund engaged Ernst & Young, LLP ("Ernst & Young") to conduct a valuation analysis of sixteen of the Fund's eighteen Real Properties. Pursuant to the report, Ernst & Young concluded that, as of March 15, 1995, the aggregate market value of the sixteen Real Properties evaluated by it was between $65,825,000 and $68,800,000 (the "E&Y Valuation"). Based on the dollar amount of offers to purchase the Fund's two additional real properties, Nohr Plaza and Inwood Shopping Center, management believes that the value of these properties is approximately $2,800,000. Based on the foregoing, the liquidation value of the Fund's real properties, net of the debt thereon and the cost of liquidation as estimated by management, is indicated to be between $4.03 and $4.50 on a per share basis (but see the following paragraph). It should be noted, however, that this value represents the value as of the date of the report, and that pending the liquidation process, such value could decline. In addition, management's estimate of costs may not prove accurate. As a result of this and other factors, the aggregate amount of any liquidating distributions pursuant to the Plan may be materially lower. See "Risks Attendant to the Adoption of the Plan - Uncertainty of Amount and Timing of Liquidating Distributions".

         As of July 31, 1995, the Fund entered into an agreement with one of its lenders which allows the Fund to pay off two loans collateralized by Country Hills Towne Center under certain conditions until December 31, 1995. If the loans are paid off in accordance with the terms of the agreement, the Fund will realize a discount of approximately $2,600,000. As a result, the estimated net liquidation proceeds would be increased to between $4.42 and $4.88 per share. The Fund has entered into a contract to sell the Country Hills Towne Center Property. The net proceeds of the sale, if consummated, would be used to fund the repayment of the two loans. See The Fund - "Description of the Properties - Country Hills Towne Center".

         The Plan

         Upon approval of the Plan by the Stockholders, the Fund will take all steps necessary to effect the sale of all of the Fund's real property as well as its personal property. The Fund's real property may be sold individually, as a whole, or in discrete groups, to any one or more buyers. The proceeds of the sale of the properties will be invested pending any liquidating distributions.

         The proceeds of the sale of the Fund's properties and any interest or other return thereon, less costs of sale, the repayment of debt, and any provision for reserves and costs of liquidating the Fund, will be distributed to the Stockholders at such times and in such amounts as shall be determined by the Board, in its sole discretion. Significantly, the amount and timing of any liquidating distributions will be determined by the Board and will be contingent upon, among other things, the sales of properties and the amounts that the Board deems necessary or appropriate to set aside for liabilities and continuing expenses of the Fund. The Board is unable to predict when any of the properties will be sold, and therefore when any distributions will be made, and if made, the amount that will be distributed. See Proposal 1 - "Summary of the Plan", and
- - "Risks Attendant to the Adoption of the Plan".

         The Board may, in its sole discretion and on behalf of the Stockholders, create a liquidating trust (a "Liquidating Trust") for the purpose of effecting the liquidation. If the Board determines to effect the liquidation through a Liquidating Trust, the Fund would transfer and assign to the trustee of the Liquidating Trust all of its assets. Effective upon such transfer, each of the Fund's Stockholders on such date or as of any record date established in connection therewith would become a holder of a beneficial interest in the Liquidating Trust equal to the proportion that such Stockholder held of the outstanding shares of Common Stock of the Fund. Although the Fund does not currently expect to create a Liquidating Trust, a vote "for" the approval of the Plan also constitutes authorization of the transfer of all of the Fund's assets to the Trust. See Proposal 1 "Summary of the Plan", and - "Risks Attendant to the Adoption of the Plan - Effect on Liquidity and Price of Common Stock on the Market".

         At such time as the Board determines, the Fund will take such action as required under Maryland law to effect the dissolution of the Fund.

         Benefits to Certain Affiliates


         Severance Payments. Pursuant to the Fund's Severance Payment Plan, Joseph M. Mock, Chief Operating Officer of the Fund, and Dean Banks, Chief Financial Officer, will be entitled to receive a severance payment equal to one year of salary, which currently would be $135,000 and $105,000, respectively, in the event that their employment is terminated as a result of a liquidation. In addition, Messrs. Mock and Banks would receive additional compensation equal to 1 1/2% and 1%, respectively, of the value of aggregate distributions, if any, in excess of $4.50 per share of Common Stock. Based on the estimated maximum net proceeds of liquidation discussed in the preceding section, the maximum additional compensation payable to Messrs. Mock and Banks could amount to $30,000 and $20,000, respectively. See Proposal 1 - "Interest of Certain Affiliates in the Liquidation and Dissolution", and "Executive Compensation - Severance Payment Plan".

         Vesting and Deemed Exercise of Options. Effective upon approval of the Plan, all of the outstanding options held by the Fund's officers and directors will become immediately exercisable. Thereafter, to the extent that the aggregate per share liquidating distributions exceed the exercise price of such options, then from and after the distribution date pursuant to which the aggregate per share distribution amount exceeds the exercise price of any option, the option holder will be deemed to be a Stockholder with respect to the shares of Common Stock subject to such options, and will be entitled to receive distributions on such deemed shares of Common Stock pro rata with the other Stockholders. It should be noted that the officers and directors will not be required to pay the exercise price with respect to the options in order to receive those distributions and, therefore, this represents a form of compensation. Based on the range of potential net proceeds from liquidation of $4.03 to $4.88 per share as discussed in the preceding section, the estimated distributions paid in connection with outstanding stock options would range in the aggregate from approximately $55,000 to $170,000 for officers and $35,000 to $85,000 for Directors.


         Risks Attendant to the Adoption of the Plan

         Uncertainty of Amount and Timing of Liquidating Distributions. A number of factors will affect the amount which will be distributed as liquidating distributions under the Plan, including the condition of the real estate market pending the liquidation process, the cost of liquidation and other matters, many of which are beyond the control of the Fund. As a result, there can be no assurance as to the timing or amount of liquidating distributions to Stockholders.


         Sales of Properties Pursuant to the Plan not Subject to Stockholder Approval. If the Stockholders approve the Plan, management and the Board of Directors will commence marketing the Fund's properties, and will have the authority to sell all of such properties upon the terms and conditions which the Board and management deem appropriate. Notably, the Stockholders will have no subsequent opportunity to vote on such matters, and will therefore have no right to approve or disapprove the terms of any such sale.


         Effect on Liquidity and Price of Common Stock on the Market. Although it is difficult to predict the effect of developments in the Fund's business on the market price of the Common Stock, the adoption of the Plan could cause the market price of the Common Stock to decline. In addition, Stockholders thereafter could experience difficulty in locating purchasers for their shares of Common Stock. If, in the future, a Liquidating Trust is created to effect the liquidation, the beneficial interests in such Trust which will be held by Stockholders in lieu of Common Stock will be nontransferable by their terms. As a result of the foregoing factors, Stockholders may experience a decline in the value and liquidity of their investment in Common Stock for a substantial period prior to the receipt of liquidating distributions.

         Potential Liability of Stockholders. The Board expects to adequately provide for all of the Fund's liabilities prior to distributing any of the proceeds of sales of properties to the

Stockholders. If, however, the Fund would be insolvent after any distribution to the Stockholders, then the Stockholders receiving such distribution could be liable to return to the Fund the amount causing the Fund to be insolvent, but not exceeding the total amount distributed in all of such distributions.

         Effect on Registration. The Fund anticipates that it will continue to comply with the registration and reporting requirements under the Securities and Exchange Act of 1934, as amended. The Fund may, however, seek to reduce its reporting requirements at some time during the liquidation process in order to reduce administrative costs. In the event that all of the assets are transferred to the Liquidating Trust, it is expected that the Trust will not be subject to the reporting requirements of the Exchange Act. The Fund anticipates, however, that the trustees of the Trust will provide the beneficial interest holders with periodic reports concerning the activities of the trust.

         Effect of Failure to Approve the Plan

         In the event that the Stockholders fail to approve the Plan of Liquidation, the Fund will, most likely, continue to operate at a loss as it has in the past, thereby further eroding Stockholders' equity. Moreover, the Fund faces substantial debt payments in the near future. Management believes that the Fund should be able to refinance at least a majority of the debt scheduled to mature in the next three years, although the terms of the renegotiated debt may be less favorable to the Fund. With respect to those debts which management cannot refinance, the Fund could lose the properties financed thereby through foreclosure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         Appraisal Right

         Stockholders do not have any appraisal, dissenters', or similar rights in connection with the approval of the Plan.

Proposal Two: Approval of Proposal to Eliminate the Classified Board Provisions from the Fund's Charter

         As currently in effect, the Fund's Charter (the "Charter") provides that the Board shall be divided into three classes of directors, with two directors in each class. The Board has passed a resolution recommending for Stockholder approval an amendment to the Charter to delete the provisions therein which divide the Board into classes.

         The Board believes that it is in the best interest of the Fund to eliminate the classified board provisions in order to maximize flexibility by enabling the Board to reduce the number of directors on the Board when it deems appropriate. In addition, the need for continuity in Board membership will be reduced if the liquidation is undertaken immediately.

         Certain Considerations

         Potential Loss of Continuity of Management. Under the proposed amendment to the Charter, a Stockholder holding a majority of the outstanding shares of Common Stock (or perhaps fewer shares, depending on the number of shares represented at a meeting to elect directors) will be able to elect the entire Board of Directors at the first annual meeting at which that Stockholder controls such shares. As a result, the Stockholders could lose the benefits attendant to continuity of the Board's membership and the Fund's management.

         Loss of Protection from Unsolicited Takeovers. The classified board provisions of the Charter provide some measure of protection to the Fund against unsolicited takeovers in that they could have the effect of delaying the effective transfer of control of the Board to any Stockholder purchasing shares of Common Stock in order to gain control of the Fund. Without those provisions, a Stockholder holding a majority, or in some cases fewer shares, of the outstanding Common Stock would be able to replace the Board in its entirety at the first meeting at which directors are elected following the acquisition of those shares. The removal of the classified board provisions could result in the Fund becoming more vulnerable to unsolicited tender offers, including coercive, two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders.

         Even if the proposal is approved, Maryland law would provide some protection from such transactions. The Maryland General Corporation Law (the "MGCL") prohibits, for a period of five years, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or a reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder"). Thereafter, any such business combination must either (i) result in the Stockholders' receipt of a minimum price for their shares (as defined in the MGCL), or (ii) be recommended by the Board and approved by the affirmative vote of at least (a) 80% of the outstanding shares of voting stock of the corporation and (b) two-thirds of the outstanding shares held by Stockholders other than the Interested Stockholder. Currently, the Fund is not subject to these restrictions on business combinations, because the Board has adopted a resolution opting out of their application. The Board may, however, repeal that opt-out, and thereby subject the Fund to these provisions. In addition, these provisions of the MGCL do not apply to specific business combinations that are approved by the Board prior to the time that the Interested Stockholder becomes an Interested Stockholder. Therefore, these provisions would deter many transactions which the Board did not approve, thereby providing some protection from transactions which would be detrimental to the Fund or its Stockholders.

         In addition, the Fund has entered into a Stockholder Rights Plan dated July 26, 1990 (the "Rights Plan") which would have the effect of deterring the concentration of stockholdings without prior approval by the Board. Generally, the Rights Plan would subject an acquiror of 25% or more of the Fund's Common Stock to substantial dilution in the value of its investment in the Fund. Under the Rights Plan, the acquisition of 25% or more of the Fund's Common Stock without Board approval would trigger the vesting of certain rights to purchase Common Stock, which rights are currently held by the Stockholders. The exercise price of the rights held by Stockholders other than the acquiror of the Common Stock would represent a substantial discount to the value of the Common Stock to be received on exercise. As a result, the exercise of such rights would dilute the value of the stock acquired by the acquiror. The Rights Plan would provide some protection to the Fund from any unsolicited acquisition of a substantial portion of the Fund's Common Stock.


                       Box discontinued after this point


                                    THE FUND

Description Of Business

         Landsing Pacific Fund was initially a Delaware corporation formed for the purpose of merging the assets and liabilities of Landsing Institutional Properties Trust-V, Landsing Institutional Properties Trust-VI and Landsing Institutional Properties Trust-VII. The merger of these predecessor trusts was completed on November 28, 1988. On September 30, 1993, Landsing Pacific Fund merged into Landsing Pacific Fund, Inc., (the "Fund") a newly-formed Maryland corporation. As a result of the merger, the former stockholders of Landsing Pacific Fund became stockholders of the Fund and the Delaware corporation ceased to exist. The Fund has elected to be treated as a real estate investment trust under the Internal Revenue Code of 1986 and will not be subject to federal income tax as long as real estate investment trust status is maintained and all of its taxable income is distributed to stockholders.

         The Fund is currently engaged in the business of operating income-producing real estate investments. As discussed in Proposal 1, the Board of Directors of the Fund has approved a conditional resolution, subject to Stockholder approval, to liquidate all of the assets of the Fund in an orderly fashion and to dissolve the Fund in accordance with a Plan of Liquidation.

         During 1994, the Fund initiated a program to dispose of all of its real estate investments which are not industrial properties and its real estate investments located outside of its core markets in Northern California, Colorado and Oregon (the "Non-Core Properties"). As a result of the program, the Fund has withdrawn from Oklahoma City, Oklahoma and Boise, Idaho. The Fund is exploring the disposition of other properties in Southern California, San Leandro, California, St. Paul, Minnesota and Houston, Texas.

         Pending the liquidation of the Fund, management continues to focus on managing the Fund's portfolio, which as of June 30, 1995, consisted of fee title ownership of 18 properties. These include 14 industrial properties and 4 retail properties. See "Description of the Properties", below.

         The results of the Fund's operations depend primarily upon the successful operations of its existing investments. The return on capital available from equity ownership of real estate investments depends to a large extent upon the ability to lease or rent property, to improve properties to increase rents, competition and other factors, none of which can be predicted with any certainty. The Fund competes for tenants with other owners of comparable types of properties in the local geographical areas in which the Fund's properties are located. The principal methods of competition include rental rate charged, term of lease, free rent concessions, and tenant improvement allowances. In recent years, the combination of overbuilding and the impact of a real estate recession has significantly increased the level of competition. This intense competition has resulted in decreasing rental rates, particularly in the Houston, Southern California and Portland markets in which the Fund has properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", for a more specific discussion of the impact of the foregoing factors on the Fund's financial condition, operations and liquidity.

         The Fund has not made, nor does it anticipate making, during the remainder of its current fiscal year or during its succeeding fiscal year, any material capital expenditures for environmental control facilities. The Fund does not expect any material effects upon capital expenditures, earnings or competitive position to result from compliance with present federal, state or local environmental control provisions. The Fund has previously obtained Phase I and, in several cases, Phase II surveys of all of its properties relative to the potential existence of hazardous materials as defined by environmental impact legislation. With the exception of the Country Hills Towne Center in Diamond Bar, California and the 466 Forbes Building in South San Francisco, California, only minor amounts of any such materials, if any, have been indicated. Those materials representing a potential hazard, either now or in the future, have been or are being removed.

Materials which do not represent such a hazard, e.g., floor tile, have not been removed but rather an abatement program has been implemented in connection therewith.

         The Country Hills Towne Center has soil partially contaminated by dry cleaning solvents. Preliminary estimates indicate that the cost of remediation will not exceed $50,000.

         The 466 Forbes property has soil partially contaminated by gasoline which leaked from underground storage tanks on an adjacent property. The owner of the adjacent property has initiated action to develop and implement a remediation program. It is unlikely that the Fund will be required to perform investigative work or undertake remedial actions at the property.

         The Multnomah Building in Portland, Oregon, which was sold in March 1995, contained asbestos. The purchaser of the property agreed to complete the clean-up of the property with no further financial obligation to the Fund. At an adjoining property, the Imperial Garage, there was a partial contamination of the soil caused by leakage from underground storage tanks. In connection with the sale of the property in March 1995, the tanks were removed and the contamination remediated at a cost to the Fund of approximately $150,000.

         At June 30, 1995 the Fund had 8 full-time employees and 1 part-time employee. All of the Fund's operations are located in the United States.

Description of the Properties

         A description of the Fund's real estate investments is as follows:

                             Real Estate Investments
                             -----------------------
              (Amounts in thousands, except square footage amounts)

                                                                                           Net        Mortgage
                                                                              Percent      Book          Loan
                                                                     Area      Leased     Value        Balance
Name and Location                                                 (Sq. Ft.)   6/30/95   6/30/95(1)     6/30/95
- -----------------                                                 ---------   -------   ----------    --------

PACIFIC WEST COAST REGION
Pacific International Business Center
  301 East Grand Building           South San Francisco, CA          57,800      100%       $2,983      $2,099(2)
  342 Allerton Building             South San Francisco, CA          69,300      100%        2,981       3,036(2)
  400 Grandview Building            South San Francisco, CA         107,000      100%        5,860       4,662(3)
  410 Allerton Building             South San Francisco, CA          46,100      100%        1,390       1,646(2)
  417 Eccles Building               South San Francisco, CA          24,600      100%        1,201         755(3)
  466 Forbes Building               South San Francisco, CA          65,600      100%        3,436       2,196(2)
Auburn Court Industrial Park                    Fremont, CA          68,000      100%        5,404       2,468(3)
Westinghouse Building                           Fremont, CA          24,000      100%        1,711         646(2)
Nohr Plaza Shopping Center                  San Leandro, CA          12,100       43%          889           -
Twin Oaks Business Park                       Beaverton, OR          65,200       94%        3,496       1,133
Twin Oaks Technology Center                   Beaverton, OR          94,200       76%        5,152       1,167
                                                                  ---------      ----       ------      ------
                                                                    633,900       95%       34,503      19,808
                                                                  ---------      ----       ------      ------

ROCKY MOUNTAIN/MIDWEST REGION
Academy Place Shopping Center          Colorado Springs, CO          84,400       98%        5,997       3,736
Bryant Street Annex                              Denver, CO          55,000      100%        1,285         930
Bryant Street Quad                               Denver, CO         155,500      100%        4,427       2,173
St. Paul Business Center West                 Maplewood, MN         108,800       80%        2,892       2,869
St. Paul Distribution Center                  Maplewood, MN          77,000      100%        2,558       1,788
                                                                  ---------      ----       ------      ------
                                                                    480,700       95%       17,159      11,496
                                                                  ---------       ---       ------      ------

Portfolio Operations                                                     -         -       (30)(5)          -

TOTAL                                                             1,114,600       95%       51,632      31,304
                                                                  ---------       ---       ------      ------


Real estate under contract for sale:
  Country Hills Towne Center                Diamond Bar, CA         145,800       87%       12,245      14,144(4)
  Inwood Central Shopping Center                Houston, TX          83,100       80%        1,764           -

Footnotes
   (1) Net book value represents total acquisition cost plus cost capitalized subsequent to acquisition less provision for loss in value and accumulated deprecation.
   (2) Collateral for $9,623,000 term loan allocated according to property appraised value.
   (3) Collateral for $7,884,000 term loan allocated according to property appraised value.
   (4) Includes a construction loan with an outstanding balance of $142,000 at June 30, 1995.
   (5) Purchase price for trailing equity interest in properties, net of amortization, in addition to corporate assets offset by a general real estate reserve.

In the opinion of management, the properties are adequately covered by insurance.

                           COUNTRY HILLS TOWNE CENTER


         Description. The property is located in the northwest corner of Diamond Bar Boulevard and Cold Springs Lane in Diamond Bar, California. The street addresses of the property are 21321-21385 Cold Springs Lane and 2711-2843 Diamond Bar Boulevard. The property is considered to be located in the Greater Los Angeles Area. The property's land area is approximately 17.15 acres.

         The shopping center was originally constructed in 1964. It was expanded and remodeled during 1989 and 1990, with the addition of approximately 60,000 square feet of new retail space, including an eight-plex movie theater. This expansion nearly doubled the size of the original property resulting in a center currently totaling 145,800 square feet. During 1992 and 1993, a major grocery store, which occupies 25,600 square feet, was expanded and remodeled.

         The Fund is the successor to the entity in which fee simple title to Country Hills Towne Center is currently vested. The Fund was originally a joint venture partner in the project, taking active control of the property on February 27, 1990.

         Mortgage Debt. Country Hills Towne Center is collateral for a first mortgage loan which had an outstanding principal balance at June 30, 1995 of $14,002,000. The property also is collateral for a second mortgage construction loan which had an outstanding principal balance of $142,000 at June 30, 1995. The two loans matured on June 30, 1995 and are in default. Subsequent to June 30, 1995, the Fund executed a forbearance agreement with its lender for these loans under the terms of which: (i) the lender agreed to forbear from proceeding with foreclosure of the loans; (ii) the lender agreed to accept pay off of the loans by payment of $11,500,000 if paid by September 29, 1995 (the "Discount Date"); (iii) the lender agreed to extend the Discount Date to October 31, 1995 upon payment of a $50,000 fee; (iv) the lender agreed to further extend the Discount Date to December 31, 1995 upon reduction of the principal balance by $2,500,000.


         The Fund has made application to another lender to provide a $9,000,000 mortgage loan which would enable the Fund to complete the payoff prior to the expiration of the final extension of the payoff date. The balance of the funds required to make a $2,500,000 principal paydown would be available from cash reserves.


         Country Hills Towne Center is a Non-Core Property. On August 9, 1995, the Fund entered into a contract to sell Country Hills Towne Center for $12,550,000. The prospective purchaser has completed its due diligence on the property. Pursuant to the terms of the contract, the prospective purchaser has the right to terminate the contract if the Fund is unable to complete certain environmental testing and remediation on or before September 15, 1995. For pro forma financial information showing the Fund's operations as they would appear if Country Hills Towne Center were sold at the beginning of each respective period, see Schedule 3 to this Proxy Statement. The net proceeds of the sale, if consummated, would be used to fund the repayment to the two loans.


         Competitive Conditions. The greater Los Angeles area has been adversely affected by the recent recession and various other factors including major cutbacks in defense spending and military base closures. In the local market, viable retail tenants are currently in a position to negotiate aggressively for the lower rental rates and greater concessions. In addition, the general economic conditions in the greater Los Angeles area have made it more difficult for marginal and average retail tenants to prosper. This has resulted in a growth in tenant failures and a decline in the number of retail tenants seeking additional locations. The combination of these factors are likely to keep effective rental rates from rising as quoted rental rates in the immediate area have declined over the past year.

         Operating Data. As of June 30, 1995, the property was 87% occupied, and the average effective annual rental rate per square foot was $11.05. The percentage of space leased and the average effective annual rental rate per square foot for each of the last five years are as set forth below:

         Year             Occupancy Rate               Rental Rate(1)
         ----             --------------               -----------
         1990                  91%                       $ 7.65(2)
         1991                  89%                       $12.02
         1992                  89%                       $11.89
         1993                  88%                       $11.11
         1994                  87%                       $11.82
         1995                  89%(3)                    $11.79(4)

- --------------------
   (1)   Expressed as dollars per square foot.

   (2)   Includes   rents  in  place  prior  to  the  Center's   expansion   and
         redevelopment which was substantially completed in 1990.

   (3)   As of June 30, 1995.

   (4)   First six months of 1995 annualized.


         Tenants that occupy 10% or more of the property are as set forth below:


Principal               Lease            Square
Business                Expiration       Feet          Renewal Options                 Rent per Annum
- --------                ----------       ------        ---------------                 --------------

Food Sales              8/31/2011        25,600        Three 5-year options            $228,000

Drug & Sundry           5/31/2009        21,440        One 10-year option              $81,777, increasing to
   Sales                                                                               $97,788 on 6/1/99

Movie Theater           10/3/2009        23,428        Three successive options        $393,590, plus adjustment
                                                         for 15 years, 10 years,         for percentage change in
                                                         and 5 years, respectively       in Consumer Price index
                                                                                         in 1999 and 2004, or
                                                                                         $91,369, whichever is
                                                                                         less

         The principal business of most of the property's other tenants is the sale of retail goods and services, and includes a bank, photo developing, restaurants, pet store, dry cleaner, clothes stores, and a jeweler, among others.

         The following presents the schedule of lease expirations as of December 31, 1994, for each of the next ten years:

                     Number of     Square       Annual          Percentage of
          Year        Tenants       Feet        Rental       Gross Annual Rental
          ----       ---------     ------       ------       -------------------
          1995           9         12,296      $247,000            14.7%
          1996           5          6,089       117,000             7.0%
          1997           2          5,160        75,000             4.5%
          1998           5          7,792       130,000             7.7%
          1999           3         12,250       120,000             7.2%
          2000           1          1,200        32,000             1.9%
          2001-2004      -             -           -


         Depreciation for tax purposes is calculated using the straight-line method based on the following:

                                                  Federal Tax
         Property Component                        Cost Basis           Life
         ------------------                       -----------           ----

         Building and Building Improvements       $19,043,000         39 years
         Furniture and Equipment                       28,000          7 years
                                                  -----------
                                                  $19,071,000
                                                  ===========

         The property tax rate, including direct assessments, is 1.35 percent of assessed value and annual property taxes for the fiscal year ended June 30, 1995 were $311,000. The fund believes that the property is adequately covered by insurance.

Market For Common Equity and Related Stockholder Matters

         The Fund's Common Stock was listed on the American Stock Exchange effective December 5, 1988. The high and the low sales price for each period during 1994 and 1993 and the first six months of 1995 are as follows:

                       1995               1994              1993
                 ---------------   ----------------    --------------
                  High      Low     High      Low       High     Low
                  ----      ---     ----      ---       ----     ---
1st Quarter      $3.000   $2.500   $3.563    $3.375    $3.875  $3.000
2nd Quarter      $3.500   $2.625   $3.688    $3.375    $3.375  $3.000
3rd Quarter                        $3.563    $2.813    $3.375  $3.125
4th Quarter                        $3.625    $2.188    $4.125  $3.250



         There were approximately 7,400 holders of record of the Fund's shares of Common Stock as of August 25, 1995. However, the Fund estimates the number of stockholders to be in excess of 12,000, since certain shares of Common Stock of record are held by nominees. On August 31, 1995, the closing price of the Common Stock was $3.375.


         On August 7, 1992, the directors of the Fund voted to suspend payment of a distribution to stockholders. The Board has reviewed the policy periodically and the Fund is not expected to pay a distribution from operations during calendar year 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", for a more specific discussion of the Fund's liquidity and the availability of funds for distribution. If the Stockholders approve the Plan of Liquidation, liquidating distributions would be made at such times and in such amounts as may be determined by the Board of Directors.

         On March 27, 1995, the Board of Directors resolved to terminate the Dividend Reinvestment Plan. The Plan enabled stockholders to have distributions, when they were paid by the Fund, automatically invested in additional shares of Common Stock to the Fund. Registrar and Transfer Company, which is unaffiliated with the Fund, acted as agent for those stockholders who participated in the Plan. The shares of Common Stock required to fulfill the requirements of the Plan were purchased on the open market or directly from the Fund at a 5% discount from the open market price.

Selected Financial Datacial Data

Operating Results and Distributions
- -----------------------------------

                                  Six Months
                                 Ended June 30,                        Years Ended December 31,
                            ------------------------  ----------------------------------------------------------
                               1995        1994        1994         1993        1992         1991          1990
                               ----        ----        ----         ----        ----         ----          ----
                               (Amounts in thousands,except per share amounts)

Revenues                    $ 5,279     $ 6,371       $12,189    $ 14,441     $ 13,565     $ 16,910     $ 16,406
                            --------    --------      -------    --------     --------     --------     --------
Income (loss) before gain
 or loss from sale of
 real estate and gain
 on extinguishment of
 debt                       $(3,610)    $(8,335)     $(9,618)   $(27,754)    $(12,249)    $ (2,845)    $(12,545)
Gain or loss from sale of
 real estate                   -           -            -           -             392         -            (151)
Gain on extinguishment
 of debt                       467         -            -           -             -           -            -
                            --------    --------      -------    --------     --------     --------     ----
Net income (loss)           $(3,143)    $(8,335)     $(9,618)   $(27,754)    $(11,857)    $ (2,845)    $(12,696)

Per Share:

Net income (loss)          $   (.53)    $ (1.40)     $ (1.62)   $  (4.61)    $  (1.89)    $   (.46)    $  (2.08)
Distributions declared     $   -        $   -        $   -      $   -        $    .24     $    .64     $    .80

Balance Sheet Data:

Total Assets                 $74,403     $86,749      $80,328    $100,686     $124,691     $137,070     $134,532
Notes Payable                $45,448     $53,255      $47,929    $ 57,966     $ 53,757     $ 53,309     $ 43,162
Stockholders' Equity         $27,608     $32,032      $30,750    $ 40,368     $ 68,103     $ 81,336     $ 89,119


Management's Discussion and Analysis Of Financial Condition and Results of Operations

         Liquidity and Capital Resources. Current projections are that capital expenditures for tenant and building improvements will be approximately $900,000 for the last six months of 1995. The principal source of liquidity for these requirements is current cash reserves. At June 30, 1995, the Fund's unrestricted cash and cash requirements were $6,778,000.

         At June 30, 1995 the Fund had borrowings of $19,000,000 that mature prior to December 31, 1995. As of June 30, 1995, the principal amount of the Fund's debt that will mature in the next three years is as follows: (i) in 1995
- - $19,000,000 which includes $14,144,000 principal amount currently payable on two loans collateralized by Country Hills Towne Center; (ii) in 1996 - $6,227,000; and (iii) in 1997 - $12,505,000. It is expected that substantially all of these loans will either be extended or the loans restructured.

         The Fund has completed an agreement with one of its lenders which provides that the lender will accept $11,500,000 as repayment of two loans collateralized by Country Hills Towne Center. These loans matured on June 30, 1995 and had an outstanding principal balance of $14,144,000. One of the conditions of the agreement is that the payoff occur prior to October 31, 1995. The payoff date can be extended to December 31, 1995 if the loan balance is paid down by $2,500,000. (See Note 4 of Notes to Financial Statements in Schedule 2.)


         The potential sources of liquidity to accomplish the payoff of the loans are (i) current cash reserves and, (ii) a new $9,000,000 mortgage loan collateralized by the property for which the Fund has made application or (iii) the sale of the property. On August 9, 1995, the Fund entered into a contract to sell Country Hills Towne Center for $12,550,000. The prospective purchaser has completed its due diligence on the property. Pursuant to the terms of the contract, the prospective purchaser has the right to terminate the contract if the Fund is unable to complete certain environmental testing and remediation on or before September 15, 1995.

         Because of the already significant amount of debt, increased borrowings have been viewed as a limited source of long-term liquidity. The Fund's intention to liquidate, recent net losses and the suspension of dividends in June 1992 significantly limit the Fund's ability to access sources of equity capital. Management believes that the only long-term source of liquidity to fund capital requirements and to meet loan repayments is the sale of properties.

         During the first six months of 1995, the Fund sold the Multnomah Building, the Imperial Garage, and a parcel of Country Hills Towne Center, which produced cash proceeds of $2,973,000.

         During substantially all of 1994 and the first six months of 1995, the Fund sought to increase its capital base, arrange a merger, or to sell all, or substantially all of its assets. No such transaction was accomplished. In order to prevent continuing erosion of Stockholders' equity, the Board of Directors adopted a resolution, subject to Stockholder approval, to liquidate all of the assets of the Fund and to dissolve the Fund in accordance with a Plan of Liquidation and Dissolution. See Proposal 1 - Approval of Plan of Liquidation and Dissolution.

         Analysis of Cash Flows. During 1994, the Fund generated $1,078,000 in Net Cash Provided by Operating Activities as compared with $1,790,000 during 1993, as presented in the accompanying Statements of Cash Flows.

         Net cash provided by operating activities decreased in 1994 primarily as a result of the sale of properties which were outside of the Fund's core markets. In addition, interest expense increased significantly due to increases in 1994 in borrowing rates. Approximately 84% of the Fund's debt bears interest which is tied to short-term interest rates.


         Net cash provided by operating activities, the proceeds of $10,205,000 from the sale of rental property and the receipt of payment of $2,145,000 in satisfaction of a participating mortgage loan were the sources of capital to fund capital expenditures and development costs and to pay down debt by $5,895,000. The balance of net cash flows was used to increase reserves for future cash requirements. During 1994, as a result of the sale of properties, $4,264,000 of debt was retired.

In addition, title to one of the Fund's properties was transferred to the lender in satisfaction of the $4,142,000 loan collateralized by the property.


         The gross sales prices of properties sold in 1994 before deduction for costs of sale was $10,527,000. See Note 6 of Notes to Financial Statements in
Schedule 1 for the sale price of each property. As a result of the sale of properties, there was a 14% decrease in total investments in real estate in 1994. The gross sales prices of properties sold in the six months ended June 30, 1995 was $3,080,000. See Note 2 of Notes to Financial Statements in Schedule 2 for the sale price of each property. As a result of the sale of properties, there was a 4% decrease in total investments in real estate in the first six months of 1995.


         Results of Operations

         Operating Trends. Substantially all of the Fund's investments are in rental properties. The Fund has investments in two specific property types: industrial - representing 76% of rentable square footage of the portfolio, and retail - representing 24% of rentable square footage of the portfolio. See "Description of Properties". The table below presents the percentage leased at the end of each of the past three years, for each of the specific property types in which the Fund currently has investments:

                                            Percentage Leased Rate
                                            ----------------------

                  Date                     Industrial        Retail
                  ----                     ----------        ------
                  December 31, 1992           90%              87%
                  December 31, 1993           96%              86%
                  December 31, 1994           97%              88%

         The primary reasons for the occupancy trends were the same for each property type. During 1992, the impact of the economic recession was reflected in a significant increase in tenant failures. Aggressive leasing activity since 1992 has resulted in improved occupancy. The overall trend in the past three years for each of the Fund's property types is as follows:

         Industrial  -  Demand  for  the  Fund's   industrial   space  has  seen
improvement  over the past three years,  particularly in the South

San Francisco market. However, rental rates have declined as leases have expired and releasing has been at lower rates reflecting the competition for space.

         Retail - The demand for retail space has declined with the slowdown in economic growth. This has the effect of reducing rental rates in order to maintain relatively constant occupancy rates over the past three years.

         Management believes that the geographic market in which a property is located has been a critical factor in determining operating results. The trend in the Fund's occupancy has been favorable in Northern California, and both occupancy and rental rates have been favorable in Colorado, reflecting the relative strength of that economy. In Minnesota, the market has been stable with occupancy rates of 93%, but at highly competitive rental rates due to weak demand. The competition for rental space is intense in Southern California resulting in occupancy rates below the portfolio average and reflecting the weakness in the economy in that market. In the Houston and Portland markets, an oversupply of retail and industrial properties, respectively, has resulted in intense price competition in order to maintain occupancy levels.

         Six Months Ended June 30, 1995 Compared with the Six Months Ended June 30, 1994. Operating results for the periods ending June 30, 1995 and 1994 are not directly comparable because of the difference in the number and magnitude of investments held. Events which impacted the comparability of these results include: (i) the sale of Twin Oaks Executive Center in Beaverton, Oregon on January 20, 1994, (ii) the disposition of BancFirst and 101 Park Avenue Office Buildings in Oklahoma City, Oklahoma on February 28, 1994, (iii) the sale of Camden Park Shopping Center in Houston, Texas on June 7, 1994, (iv) the sale of Franklin Business Park in Boise, Idaho on November 10, 1994, (v) the sale of 6900 Place Shopping Center in Oklahoma City, Oklahoma on December 22, 1994, and
(vi) the sale of the Multnomah Building and Imperial Garage in Portland, Oregon on March 30, 1995. Decreases in rental income, operating expenses and depreciation and amortization primarily resulted from these sales.

         The following table reclassifies the 1995 and 1994 operating results of the Fund in order to present the results as if the Fund had not owned eight properties which were disposed of during 1995 and 1994.


                                     Table I
                           Proforma Operating Results
          Including Only Properties Held Throughout Comparable Periods
                         (Excludes Disposed Properties)
                             (amounts in thousands)

                                             Three Months Ended       Six Months Ended
                                                  June 30,                 June 30,
                                             -------------------     -------------------
                                               1995        1994        1995       1994
                                               ----        ----        ----       ----
REVENUES:

Total revenues                               $ 2,541     $ 2,743     $ 5,247     $ 5,291
                                             -------     -------     -------     -------

EXPENSES:

Operating expenses                               685         782       1,406       1,586
Interest expense and other
     financing costs                           1,300       1,181       2,594       2,267
General and administrative expenses              392         429         828         963
Other expense                                    197          66         258         168
Depreciation and amortization                    726         901       1,515       1,818
Provision for loss in value of
investments in real estate and
loan collateral value                          2,300       7,000       2,300       7,000
                                             -------     -------     -------     -------
Total expenses                                 4,915       9,577       7,495      12,216
                                             -------     -------     -------     -------

     Loss before gain on extinguishment
          of debt                             (3,059)     (7,616)     (3,654)     (8,511)

Gain on extinguishment of debt                   467           -         467           -
                                             -------     -------     -------      ------

Loss before operating results of
     disposed properties                      (2,592)     (7,616)     (3,187)     (8,511)

Operating results of disposed properties          -          117          44         176
                                             -------     -------     -------     -------

     Net Loss                                $(2,592)    $(7,499)    $(3,143)    $(8,335)
                                             =======     =======     =======     =======



         The discussion of changes in results of operations which follows is based on the proforma comparison of operating results excluding disposed properties as presented in Table I.

         Operating expenses decreased 11% in 1995 primarily as a result of reduced property tax assessments and maintenance and repair costs at several properties.

         Interest expense and other financing costs were 14% higher in 1995 as compared with 1994 primarily as a result of the effect of increases in the prime rate on the Fund's variable rate debt.

         General and administrative expense declined by 14% in 1995 due to a reduction in personnel in 1994 and a decline in corporate legal costs.

         Other expense consisted of merger/liquidation and toxic remediation costs in 1995 and terminated equity offering and loan refinancing negotiations costs in 1994.

         Depreciation and amortization expense decreased 17% in 1995 due to a reduction in carrying value resulting from writedowns to net realizable value in June and December 1994.

         During the six months ended June 30, 1995, a $2,333,000 provision for loss was recorded to reduce the carrying value to the properties' estimated net realizable value of the properties which are being held for sale. All of the writedown was attributable to Country Hills Towne Center and Nohr Plaza. The Fund also recognized a $33,000 recovery on a participating mortgage loan that was written off in a prior year.

         In 1995, the Fund realized a $467,000 discount by making a cash payment of $1,027,000 to pay off a $1,494,000 loan collateralized by the Nohr Plaza Shopping Center in San Leandro, California.

         Year Ended December 31, 1994 Compared to Year Ended December 31, 1993. The following discussion, and the comparisons set forth therein are based on the actual operations of the Fund for the respective periods, and include all properties held by the Fund in each such period. Due to dispositions, the operating results are not directly comparable. See the discussion following the supplemental information in Table II for a comparison of operating results including only properties held in 1994 and 1993.

         Rental income decreased 16% in 1994 from 1993 as a result of the sale of six Non-Core properties.

         Operating expenses decreased 33% in 1994 from 1993 as a result of the sale of six Non-Core Properties, lower property tax assessments at several properties, and a significant reduction in administrative costs.


         Interest expense and other financing costs increased 9% in 1994 over 1993 as a result of the effect of prime rate increases on variable rate debt, offset by the impact of the sale of four Non-Core Properties.


         General and administrative costs decreased 20% in 1994 from 1993 as a result of the Fund's effort to reduce franchise tax, legal, professional services, personnel, and printing/mailing costs.

         Other expense in 1994 was comprised of merger/liquidation costs, terminated property sale and loan transaction costs, and terminated equity offering costs.

         During the twelve months ended December 31, 1994, an $8,150,000 provision for loss was recorded to reduce the carrying value of the Fund's portfolio to the estimated net realizable value of properties which were being held for sale or were being marketed for sale.

         During December 1994, the Fund recognized the recovery of substantially all of the King Cole Homes participating mortgage loan. The Fund realized $1,505,000 in excess of the loan's carrying value, net of legal costs, and the recovery reduced the provision for loss discussed above.

         The factors discussed above caused the Fund's net loss to decrease from $27,754,000 in 1993 to $9,618,000 in 1994.

         Year Ended December 31, 1993 Compared to Year Ended December 31, 1992. Rental revenue increased 7% in 1993 as compared with 1992 primarily due to non-recurring recoveries of prior year operating expenses, higher percentage of space leased for the portfolio and increased revenue from acceleration of rental payments by certain tenants in connection with early termination of leases. The 1992 revenues included approximately $350,000 from Lakeridge Business Park which was sold in June of that year.

         Other income decreased 42% primarily because of a decrease in interest income from notes receivable from officers which were canceled in late 1992 and 1993. The decrease was partially offset by higher interest income on increased cash reserves in 1993 and the non-accrual of participating loan income in 1993.

         Other expense in 1993 was comprised of costs associated with litigation in which the Fund was engaged or agreed to settlement, terminated capital projects at Country Hills Towne Center, and costs incurred in a terminated equity offering. Litigation costs were significantly lower than those in 1992 due to management's initiative to accelerate the completion of litigation and reduce the number of matters in dispute.

         During 1993, the borrower for the mortgage loan collateralized by the land in Sonoma, California filed for bankruptcy protection, causing a delay in realizing the expected value of the collateral. Principally as a result of the delay, the Fund made a provision for additional loss of $542,000. During 1992, the Fund made a provision of $1,084,000 for loss on the Sonoma land loan and a provision of $2,252,000 for loss on the second mortgage loan previously secured by a shopping center in Alameda, California.

         Subsequent to December 31, 1993, the Fund announced its decision to explore the disposition of its real estate investments in Southern California; St. Paul, Minnesota; Oklahoma City, Oklahoma; Houston, Texas; Boise, Idaho; and Colorado Springs, Colorado, in order to determine whether such dispositions could be made on a satisfactory basis. Since the Fund's real estate investments in those markets were no longer considered to be held on a long-term basis, a $19,062,000 provision for loss was recognized as of December 31, 1993, to reduce the carrying value of the properties to their estimated net realizable value. As a result of revisions in the development prospects for the Multnomah Building and Imperial Garage, the carrying value of those investments was reduced by a $3,977,000 provision for loss. In addition, a $446,000 provision for loss was recognized in 1993 to reflect the contract for sale of the Twin Oaks Executive Center property. In 1992, a $3,011,000 provision for loss was made to reduce the carrying value of the Multnomah Building.

         The factors discussed above caused the Fund's net loss to increase from $11,857,000 in 1992 to $27,754,000 in 1993.

         The following supplemental information provides comparative operating information for 1994 and 1993 including only those properties which remained in the portfolio as of December 31, 1994.

                                    Table II
                           Proforma Operating Results
             Including Only Properties Held Throughout 1994 and 1993
                         (Excludes Properties Disposed)
                             (Amounts in thousands)

                                                     1994              1993
                                                     ----              ----

REVENUES:
Total revenues                                     $ 10,739          $10,554
                                                   --------          -------

EXPENSES:

Operating                                             3,115            3,452
Depreciation and amortization                         3,762            3,668
Interest and other financing costs                    4,679            4,024
General and administrative                            1,897            2,366
Other expense                                           303              558
Provision for loss in value of investments
     in real estate and loan collateral value         6,645           10,816
                                                   --------          -------
    Total expenses                                   20,401           24,884
                                                   --------          -------

Loss before operating results of
  disposed properties                                (9,662)         (14,330)
Operating results of disposed properties                 44          (13,424)
                                                   --------         --------
    Net loss                                       $ (9,618)        $(27,754)
                                                   ========         ========

         The discussion of changes in results of operations which follows is based on the comparison of operating results excluding disposed properties as presented in Table II.

         Proforma Results of Year Ended December 31, 1994 Compared to Year Ended December 31, 1993. Operating expenses decreased 10% in 1994 from 1993 as a result of lower property tax assessments at several properties and a significant reduction in administrative costs.

         Interest and other financing costs increased 16% in 1994 from 1993 as a result of the effect of prime rate increases on variable rate debt.

         General and administrative costs decreased 20% in 1994 from 1993 as a result of the Fund's effort to reduce franchise tax, legal, professional services, personnel, and printing/mailing costs.

         Other expense in 1994 was comprised of merger/liquidation costs, terminated property sale and loan transaction costs, and terminated equity offering costs.

         During the twelve months ended December 31, 1994, an $8,150,000 provision for loss was recorded to reduce the carrying value to the properties' estimated net realizable values of properties which were being held for sale or being marketed for sale.

         During December 1994, the Fund recognized the recovery of substantially all of the King Cole Homes Participating Mortgage Loan. The Fund realized $1,505,000 in excess of the loans carrying value, net of legal costs, and the recovery reduced the provision for loss discussed above.

         Potential Factors Affecting Future Operating Results. As discussed hereafter in Proposal One, the Board of Directors has adopted a resolution, subject to Stockholder approval, to liquidate the Fund. As properties are sold pursuant to any liquidation of the Fund, the effect would be to decrease the contribution of such properties to overall Fund operating results. Because certain of the Fund's general and administrative expenses are fixed rather than variable, the decreased contribution from properties which are sold would result in a decrease in total Fund operating results.

         If the Stockholders approve the proposed Plan of Liquidation, all of the Fund's investments would be valued on the basis of estimated liquidation prices. Preliminary estimates indicate that the aggregate of sales prices net of closing costs would not be less than the projected carrying values at the time of sale. If the Plan of Liquidation is adopted, the Fund may record the estimated costs of liquidation and dissolution. Preliminary estimates, as of June 30, 1995, indicate that a provision of approximately $2,000,000 would be required to record such costs.

         Since 84% of the Fund's debt bears variable rate interest, increases or decreases in the prime rate will increase or decrease the Fund's interest expense.

Additional Financial Information

         A copy of the Fund's financial statements as set forth in the Fund's Form 10-KSB for the fiscal year ended December 31, 1994 is attached hereto as
Schedule 1, and a copy of the Fund's financial statements as set forth in the Fund's Form 10-QSB for the three months and six months ended June 30, 1995 is attached hereto as Schedule 2. The financial information contained in Schedules 1 and 2 is hereby incorporated into this document as though set forth herein.

                                 PROPOSAL ONE:
                 APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION

Reasons for the Proposed Liquidation

         The Board of Directors of the Fund (the "Board") has unanimously approved a Plan of Liquidation and Dissolution of the Fund (the "Plan"), and directed that the Plan be submitted for adoption by Stockholders of the Fund at the Meeting. Stockholders will be asked at the Meeting, among other things, to adopt the Plan and authorize the Board of Directors to take all action necessary or appropriate to implement the Plan. A copy of the Plan is included with this Proxy Statement as Exhibit A. Reference is made to Exhibit A for a more complete description of the terms and conditions of the Plan.

         The Fund is a Maryland corporation which has elected to be treated as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended. The investment policy of the Fund emphasizes equity-oriented real estate investments to generate both income and capital appreciation for the Stockholders. The Fund has generated net operating losses since 1989, due in large part to (i) provisions for losses on investments in real estate, (ii) the Fund's high level of debt, and (iii) the high level of general and administrative costs associated with administering a public REIT relative to the revenue generated by the Fund's properties. The Fund's management has sought to improve operating results by implementing cost-cutting measures. While the Fund has been successful in reducing costs, management has concluded that the Fund's asset base is too small to generate sufficient revenue to cover the costs, even as reduced, of administering a public REIT.

         In light of the foregoing, management's goal has been to (i) raise additional capital to finance an increase in the Fund's asset base to a level necessary to generate sufficient revenue to offset operating costs, (ii) grow the Fund by merging it with another REIT or real estate company, or (iii) terminate the Fund by entering into a merger or sale of assets following which the Fund would not be the surviving entity.

         Issuance of Securities

         Management and the Board have investigated the possibility of raising capital through the issuance of additional securities. In November, 1993, the Fund filed a registration statement with the Securities and Exchange Commission in connection with an offering to its Stockholders of rights to purchase shares of Common Stock in the Fund. Ultimately, it was determined that the costs of completing the offering outweighed the benefits of the small amount of cash that would have been raised.

         At present, the Board believes, after consultation with members of the investment community, that there would be insufficient demand among investors to complete a sale of additional securities if issued by the Fund. Management believes that, as a general rule, in order to attract capital to an equity offering by a REIT the aggregate amount of debt should not exceed 40% of the REIT's total market capitalization. The aggregate amount of the Fund's debt, however, is approximately two times its market capitalization. Moreover, management believes that many investors are less likely to invest in a REIT with an equity market capitalization as small as the Fund's. Because of these factors, and because the Fund has not paid a dividend since the second quarter of 1992, it is unlikely that an offering of the Fund's securities would be successful.

         Mergers and Acquisitions

         Since March of 1990, the Fund has pursued growth through mergers and acquisitions pursuant to which the Fund would be the surviving entity. The Fund actively pursued transactions with other real estate companies in order to increase the Fund's asset base, but did not enter into any of the potential transactions identified because management did not believe that any of them would enhance Stockholder value. More specifically, none of the merger or acquisition targets considered met all of the Fund's criteria concerning acquisition price, geographic location, property-type, and leverage ratios.

         Since March of 1994, the Fund has shifted its focus away from growth toward pursuing transactions through which the Fund would be the acquired entity. This shift resulted from the recognition by the Board of (i) the Fund's lack of cash to finance an acquisition of another entity, and (ii) the decline in the trading price of the Fund's Common Stock and (iii) the failure to pay dividends on the Fund's Common Stock, the latter two of which reduced the likelihood that stockholders of another company would accept Common Stock of the Fund as consideration for shares in a merger. As a result, the Fund began pursuing the possibility of mergers and other transactions pursuant to which the Fund's Stockholders would receive cash or securities in exchange for their shares of Common Stock.

         In order to make the Fund and its properties more attractive to potential acquirors as well as investors in the equity market, the Fund has sought to narrow the geographic scope of its properties as well as the type of properties within its portfolio. To that end, the Fund has attempted to sell its Non-Core Properties, which are those properties which are located outside of Northern California, Colorado and Oregon, as well as those which are not industrial buildings. Of the fourteen Non-Core Properties held by the Fund as of January 1, 1994, the Fund has sold eight.

         The Fund has entered into extensive negotiations with several REITs and real estate companies concerning mergers and the sale of the Fund's properties. With one exception those negotiations were terminated because the parties were unable to reach agreement as to the material terms. In one case in which it was likely that an agreement would have been reached as to the material terms, the Fund ultimately determined not to pursue a definitive agreement. The Board concluded that the transaction considered would not be in the best interests of the Stockholders in light of a review of the current market conditions for real property. Based on a report by Ernst & Young, LLP ("Ernst & Young") and the analysis of management, the Board concluded that, although there can be no assurance in this regard, the proceeds to the Stockholders from a liquidation would likely exceed the proceeds to the Stockholders from the merger transaction considered. See "Estimate of Net Proceeds of Liquidation", discussing the above-referenced report.

         The Board's Conclusions

         The Board has determined that a liquidation is in the best interest of Stockholders. The continuation of the Fund's operations at current levels will, most likely, cause further erosion of Stockholders' equity. Based on management's analysis and the Ernst & Young report indicating the likely aggregate value of the Fund's properties, the Board believes that the trading price of the Common Stock does not reflect the underlying market value of its investments. See "Estimate of Net Proceeds of Liquidation". It should be noted, however, that there can be no assurance that the estimate of liquidation proceeds will prove accurate. See "Risks Attendant to the Adoption of the Plan - Uncertainty of Amount and Timing of Liquidating Distributions". Therefore, the amount ultimately received by Stockholders through liquidating distributions may or may not exceed the trading price of the Common Stock.

Summary of the Plan

         The following summary of the Plan is qualified in its entirety by the Plan itself. The Plan will become effective only upon the approval thereof by the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

         Sale of the Properties. Upon approval of the Plan by the Stockholders, the Fund will take all steps necessary to effect the sale of all of the Fund's real property (the "Real Property") as well as its personal property (the "Personal Property") (collectively, the "Properties"). The Real Property may be sold individually, together as a whole, or in discrete groups, to any one or more buyers.

         The Board may authorize its Real Estate Committee (the "Committee") to approve sales of the Fund's Real Properties. The Board of Directors will establish guidelines pursuant to which the Committee, if established, or in the absence thereof, the officers of the Fund, may sell the Real Property without further approval of the Board. If the Committee or the officers, as the case may be, propose to sell Real Property upon terms and conditions which do not conform to the guidelines, any such sale may be completed only after the Board approval. Similarly, the Board will establish guidelines pursuant to which the officers may sell the Personal Property without further approval of the Board. Any sale on terms and conditions which do not conform to the guidelines may be made only after Board approval.

         The  proceeds  of  the  sale  of  the  Properties  will,   pending  any
liquidating distributions, be invested by the Board in any manner it deems appropriate, subject to the limitation that such investments do not result in the Fund's becoming an Investment Company under the Investment Company Act of 1940.

         Liquidating Distributions. The proceeds of the sale of Properties and any interest or other return thereon, less costs of sale, the repayment of debt, and any provision for reserves and costs of liquidating the Fund, will be distributed to the Stockholders at such times and in such amounts as shall be determined by the Board, in its sole discretion. At such time as the Board of Directors authorizes any liquidating distribution to be made to the Stockholders, the Board will cause the aggregate amount of funds, securities, or other assets (the "Distributable Assets") to be distributed to the Stockholders (the "Eligible Stockholders") of record on the record date fixed with respect to such distribution to be set aside. All Distributable Assets set aside for distribution will be distributed through the Fund's transfer agent, or some other agent of the Fund, to the Eligible Stockholders. As of the time that the Fund makes the final liquidating distribution to the Eligible Stockholders, all of the outstanding shares of Common Stock will be deemed cancelled.

         All Distributable Assets set aside for distribution that are not distributed because an Eligible Stockholder cannot be located will be held by the Transfer Agent for a period of three years from the date that notice is sent to Stockholders regarding the Fund's dissolution. Upon expiration of this three year period, or any longer period that the Board may determine, the Distributable Assets will be distributed, pro rata, to the other Eligible
Stockholders. In the event that any of those Eligible Stockholders who had previously been located as of the date of the final liquidating distribution thereafter becomes unlocatable, the amounts payable to such unlocatable Stockholder shall be paid to the appropriate State official, or to another beneficiary that the Board may designate in accordance with the law.

         Significantly, the amount and timing of any liquidating distributions will be determined by the Board and will be contingent upon, among other things, the sales of Properties and the amounts that the Board deems necessary or appropriate to set aside for liabilities and continuing expenses of the Fund. The Board is unable to predict when any of the Properties will be sold, and therefore when any distributions will be made, and if made, the amount that will be distributed.

         Liquidating Trust Agreement. If the Board of Directors deems it advisable for any reason, the Board may at any time, in its sole discretion and on behalf of the Stockholders, create a liquidating trust (the "Liquidating Trust") by entering into a Liquidating Trust Agreement (the "Liquidating Trust Agreement") for the purpose of (a) completing the liquidation of the Properties,
(b) providing for the payment of all liabilities, (c) making liquidating distributions to the Eligible Stockholders, and (d) holding and distributing liquidating distributions on behalf of any unlocated Eligible Stockholders. Concurrently with the execution of the Liquidating Trust Agreement, the Fund would transfer and assign to the trustee of the Liquidating Trust all of Landsing's right, title and interest in and to all of its assets. Effective upon such transfer, each of the Fund's Stockholders on such date or as of any record date established in connection therewith, would become a holder of a beneficial interest in the Trust equal to the proportion that such Stockholder held of the outstanding shares of Common Stock of the Fund. The Board of Directors may appoint one or more persons to act as trustees of the Liquidating Trust.

         It should be noted that, although the Fund does not currently expect to create a Liquidating Trust, a vote "for" the approval of the Plan also constitutes authorization of the transfer of all of the Fund's assets to the Trust.

         Dissolution. At such time as the Board determines, the Fund will (a) give notice of dissolution to all its known creditors of its intended dissolution, (b) cause Articles of Dissolution to be prepared, executed, and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland ("SDAT"), (c) cause any documentation required by federal or state tax authorities to be prepared, executed and filed, (d) after filing the Articles of Dissolution, provide notice to Stockholders of any final liquidating distribution or notice of the filing of the Articles of Dissolution and (e) withdraw its ability to do business as a foreign corporation in any state in which it presently has such authority.

         Amendments. Following the adoption of the Plan by the Stockholders at the Annual Meeting, the Board of Directors may modify or amend the Plan, to the extent permitted under Maryland law. Before the Articles of Dissolution are accepted for record by the SDAT, the Fund may abandon or rescind the dissolution by following the same procedure as followed for approval of the dissolution. Thereafter, the dissolution may not be abandoned or rescinded.

         Indemnification/Insurance. The Board of Directors shall have the power and authority after the effective date of the Plan to purchase and/or maintain insurance covering acts or omissions of its directors and officers and the Fund's indemnification obligations to its directors and officers. The Board of Directors will also have the power and authority to satisfy any of the indemnification obligations of the Fund out of the assets of the Fund. In that regard, the Board intends to purchase, for a period of three years following the dissolution of the Fund, directors and officers liability insurance which would indemnify the Fund's directors and officers from the costs and liability associated with any claim made during such period.

Appraisal Rights

         Section 3-202(c)(1)(ii) of the Maryland General Corporation Law provides that because the shares of Common Stock are listed on a national securities exchange, Stockholders do not have any appraisal, dissenters', or similar rights in connection with the approval of the Plan.

Effect of Failure to Approve the Plan

         In the event that the Stockholders fail to approve the Plan of Liquidation, the Fund will, most likely, continue to operate at a loss as it has in the past, thereby further eroding Stockholders' equity. Moreover, the Fund faces substantial debt payments in the near future. Specifically, the aggregate principal amount of the Fund's debt that will mature (i) in 1995 is $19,000,000 (which includes approximately $14 million currently payable on the Country Hills Towne Center loans), (ii) in 1996 is $6,227,000, and (iii) in 1997 is $12,505,000. Management believes that the Fund should be able to refinance the majority of the debt scheduled to mature in the next three years, although the terms of the renegotiated debt may be less favorable to the Fund. With respect to those debts which management cannot refinance, the Fund could lose the properties financed thereby through foreclosure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Estimate of Net Proceeds of Liquidation

         The Fund engaged Ernst & Young to conduct a valuation analysis of sixteen of the Fund's eighteen Real Properties. The Fund did not engage Ernst & Young to value the other two Real Properties, as one property (Nohr Plaza) represents a relatively small portion of the aggregate value of the Fund's Real Properties, and the other property (Inwood Central Shopping Center) was under contract for sale as of the date of the valuation. That contract, however, has since been terminated, but another contract for the sale of the property has been entered into on substantially the same terms. Ernst & Young is a firm of Certified Public Accountants experienced in conducting valuations and appraisals of real property, and management selected Ernst & Young based on its expertise in the field. As compensation for the report, the Fund paid Ernst & Young $70,000 plus $4,000 in expenses.

         Ernst & Young followed the Uniform Standards of Professional Appraisal Practices ("USPAP") guidelines in reaching its conclusions, except that the scope of Ernst & Young's analysis of the value of the Real Properties was narrower than the USPAP guidelines in two respects. First, pursuant to the Fund's request, Ernst & Young relied on management's representations as to zoning matters, title to the properties, and certain other matters. In addition, Ernst & Young did not use the cost approach to value because, in the opinion of both management and Ernst & Young, typical buyers and sellers in the current market do not rely on this approach to estimate value.

         In preparing its valuation analysis, Ernst & Young reviewed information regarding each of the 16 properties and the markets in which they are located. Each property was inspected, an analysis was made of market supply and demand characteristics, and sales and operating results of comparable properties were analyzed. A market value range of estimated values was prepared based on the income and sales comparison approaches to value. The income approach analysis included both the direct capitalization and discounted cash flow methodologies.

         Pursuant to the report, Ernst & Young concluded that, as of March 15, 1995, the aggregate market value of the sixteen Real Properties evaluated by it was between $65,825,000 and $68,800,000. Based on the dollar amount of offers to purchase the Fund's two additional Real Properties, Nohr Plaza and Inwood Shopping Center, management believes that the value of these properties is approximately $2,800,000. Based on the foregoing, the liquidation value of the Fund's Real Properties, net of the debt thereon and the cost of liquidation as estimated by management, is indicated to be between $4.03 and $4.50 on a per share basis (but see the following paragraph). It should be noted, however, that this value represents the value as of the date of the report, and that pending the liquidation process, such value could decline. In addition, management's estimate of costs may not prove accurate. As a result of this and other factors, the aggregate amount of any liquidating distributions pursuant to the Plan may be materially lower. See "Risks Attendant to the Adoption of the Plan - Uncertainty of Amount and Timing of Liquidating Distributions".

         As of July 31, 1995, the Fund entered into an agreement with one of its lenders which allows the Fund to pay off two loans collateralized by Country Hills Towne Center under certain conditions until December 31, 1995. If the loans are paid off in accordance with the terms of the agreement, the Fund will realize a discount of approximately $2,600,000. As a result, the estimated net liquidation proceeds would be increased to between $4.42 and $4.88 per share. The Fund has entered into a contract for the sale of Country Hills Towne Center, the net proceeds of which sale, if consummated, would be used to fund the repayment of the loans. See " - Negotiations Regarding the Sale of Properties".

         Current Negotiations Regarding the Sale of Properties. In accordance with the program to dispose of its Non-Core Properties, the Fund has entered into negotiations to sell Nohr Plaza in San Leandro, California. The terms of contract for sale are currently being negotiated. In addition, the Inwood Central Shopping Center in Houston, Texas and Academy Place Shopping Center in Colorado Springs, Colorado are under contract for sale. On August 9, 1995, the Fund entered into a contract to sell Country Hills Towne Center for

$12,550,000. Under the terms of the contract, the prospective purchaser has completed its due diligence. If the Fund is unable to complete certain environmental testing and remediation on or before September 15, 1995, the prospective purchaser has the right to terminate the contract. For pro forma financial information showing the Fund's operations as they would appear if Country Hills Towne Center were sold at the beginning of each respective period, see Schedule 3 to this Proxy Statement.

Interest of Certain Affiliates in the Liquidation and Dissolution

         Pursuant to the Fund's Severance Payment Plan, Joseph M. Mock, Chief Operating Officer of the Fund, and Dean Banks, Chief Financial Officer, will be entitled to receive a severance payment equal to one year of salary, which currently would be $135,000 and $105,000, respectively, in the event that their employment is terminated as a result of a liquidation. In addition, Messrs. Mock and Banks would receive additional compensation equal to 1 1/2% and 1%, respectively, of the value of aggregate distributions, if any, in excess of $4.50 per share of Common Stock. Based on the estimated maximum net proceeds per share of liquidation discussed in the preceding section, the maximum additional compensation payable to Messrs. Mock and Banks could amount to $30,000 and $20,000, respectively. See "Executive Compensation - Severance Payment Plan".


         Effective upon approval of the Plan, all of the outstanding options held by the Fund's officers and directors will become immediately exercisable. Thereafter, to the extent that the aggregate per share liquidating distributions exceed the exercise price of such options, then from and after the distribution date pursuant to which the aggregate per share distribution amount exceeds the exercise price of any option, the option holder will be deemed to be a Stockholder with respect to the shares of Common Stock subject to such options, and will be entitled to receive distributions on such deemed shares of Common Stock pro rata with the other Stockholders. It should be noted that the officers and directors will not be required to pay the exercise price with respect to the options in order to receive those distributions, and therefore, that this represents a form of compensation.


         Based on the range of potential net proceeds from liquidation of $4.03 to $4.88 per share as discussed in the preceding section, the estimated distributions paid in connection with outstanding stock options would range in the aggregate from approximately $55,000 to $170,000 for officers and $35,000 to $85,000 for directors.


Risks Attendant to the Adoption of the Plan

         The following is a description of certain of the risks which management believes, as of the date of this Proxy Statement, are most significant in connection with the adoption of the Plan. There may be other risks associated therewith. Stockholders should consider the following factors, among others noted elsewhere in this Proxy Statement, in reaching a decision as to whether to vote to approve the Plan:

         Uncertainty of Amount and Timing of Liquidating Distributions. A number of factors will affect the amount which will be distributed as liquidating distributions under the Plan, including the condition of the real estate market pending the liquidation process, the cost of liquidation and other matters, many of which are beyond the control of the Fund. As a result, there can be no assurance as to the timing or amount of liquidating distributions to Stockholders.


         Sales of Properties Pursuant to the Plan not Subject to Stockholder Approval. If the Stockholders approve the Plan, management and the Board of Directors will commence marketing the Fund's properties, and will have the authority to sell all of such properties upon the terms and conditions which the Board and management deem appropriate. Notably, the Stockholders will have no subsequent opportunity to vote on such matters, and will therefore have no right to approve or disapprove the terms of any such sale.


         Effect on Liquidity and Price of Common Stock on the Market. Although it is difficult to predict the effect of developments in the Fund's business on the market price of the Common Stock, the adoption of the Plan could cause the market price of the Common Stock to decline. In addition, Stockholders thereafter could experience difficulty in locating purchasers for their shares of Common Stock. If, in the future, a Liquidating Trust is created to effect the liquidation, the beneficial interests in such Trust which will be held by Stockholders in lieu of Common Stock will be nontransferable by their terms. As a result of the foregoing factors, Stockholders may experience a decline in the liquidity and value of their investment in Common Stock for a substantial period prior to the receipt of liquidating distributions.

         Effect on Registration. The Fund also anticipates that following the approval of the Plan, the shares of Common Stock will remain registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Fund will continue to comply with the registration and reporting requirements under the Exchange Act until such time as the Fund is no longer subject to those reporting requirements. The Fund may, however, seek to reduce its reporting requirements at some time during the liquidation process in order to reduce administrative costs. In the event that all of the assets are transferred to the Liquidating Trust, it is expected that the beneficial interests in the Trust received by the Stockholders will not be registered under the Exchange Act, and that the Trust will not be subject to the reporting requirements of the Exchange Act. The Fund anticipates, however, that the trustees of the Trust will provide the beneficial interest holders with periodic reports concerning the activities of the Trust. The Fund would seek a no-action position from the staff of the Securities and Exchange Commission prior to (i) deregistering its Common Stock, or (ii) reducing or eliminating its disclosure obligations pursuant to the reporting requirements of the Exchange Act.

         Potential Liability of Stockholders. The Board expects to adequately provide for all of the Fund's liabilities prior to distributing any of the proceeds of sales of Properties to the Stockholders. If, however, the Fund would be insolvent after any distribution to the Stockholders, then the Stockholders receiving such distribution could be liable to return to the Fund the amount causing the Fund to be insolvent, but not exceeding the total amount distributed in all of such distributions.

Certain Federal Income Tax Consequences

         The following discussion is a summary of the material federal income tax consequences to Stockholders relevant to the Fund's adoption and implementation of the Plan. The discussion does not deal with all of the tax consequences of the Plan that may be relevant to every Stockholder. STOCKHOLDERS SHOULD THEREFORE

CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE PLAN TO THEM UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. The discussion of tax consequences that follows is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service (the "IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively.

         Tax Consequences to the Fund. For federal income tax purposes, the Fund is taxed as a real estate investment trust. In order for the Fund to continue to qualify as a REIT, it must satisfy a number of asset, income and distribution tests. First, at least 75% of the value of the Fund's assets at the close of each quarter of the Fund's taxable year must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Fund's operations), and government securities. The Fund may not have more than 25% of its total assets represented by non-government securities, and in connection with investments in such non-government securities, not more than 5% of the value of the Fund's total assets may be invested in such securities of any one issuer. In addition, the Fund may not hold more than 10% of the outstanding voting securities of any one issuer.

         The Fund must also meet a threefold source of income test. First, at least 75% of the Fund's gross income must be derived from rents from real property, interest on obligations secured by mortgages on real property, and other sources directly related to its real estate activities. Second, at least 95% of the Fund's gross income must be derived from the sources described above and from dividends, interest and gains from sales or dispositions of stock or securities. Third, no more than 30% of the Fund's gross income may be derived from the sale or disposition of stock or securities held for less than four years. In this regard, all the Fund's properties have been held for at least four years. Finally, the Fund must distribute 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain) to its Stockholders each taxable year.

         The Fund anticipates that it will remain qualified under the foregoing tests throughout the period of the liquidation. However, given the changes in the nature of the Fund's assets and in the Fund's sources of income which may result from sales of assets in the liquidation, and the need to retain assets to meet liabilities, there can be no assurance that the qualification tests will be met. If the Fund ceases to qualify as a REIT for any taxable year, it would not be entitled to deduct dividends paid to Stockholders from its taxable income and would, therefore, be liable for federal income taxes with respect to its gains from sales of assets and its income from operations for that year and for subsequent taxable years, although its substantial net operating loss carryforwards would be available to offset most of such income. Net operating loss carryforwards are, however, allowed to offset a maximum of 90% of a corporation's alternative minimum taxable income. In addition, certain states, such as California, impose restrictions on a corporation's use of net operating carryforwards. Thus, if the Fund fails to maintain its qualification as a REIT and has taxable income for a taxable year, some federal and state tax will be owing in spite of the Fund's net operating loss carryforwards.

         For purposes of  calculating a REIT's  taxable income for a given year,
Section 857(b) of the Code allows the REIT a deduction for dividends paid to its shareholders during that taxable year, and, therefore, a REIT generally is not subject to federal income tax to the extent it distributes its taxable income to its shareholders as a dividend.

         In order to be entitled to this deduction, a REIT's distributions to shareholders must be "dividends", but distributions in liquidation of a corporation are generally treated as being in full payment for a shareholder's interest in the corporation. In the context of the liquidation of a REIT,
Section 562(b) of the Code provides a special rule which will classify distributions in liquidation as dividends if certain conditions are met. Section 562(b) provides that, if a REIT is liquidated within the 24-month period following the adoption of a plan of liquidation, distributions pursuant to such plan will, to the extent of the distributing corporation's earnings and profits for the year of the distribution, be treated as dividends for purposes of computing the corporation's dividends paid deduction.

         Adoption of the Plan by the Stockholders will constitute adoption of a plan of liquidation for this purpose. It is anticipated that the Fund will completely liquidate within 24-months of the adoption of the plan of liquidation so as to take advantage of Section 562(b), but no assurance can be provided that this timetable will, in fact, be met. For instance, it may not be possible to sell the Funds' Properties at acceptable prices during such period. As the end of the 24-month period approaches, the Fund will evaluate the then current situation and will consider whether distribution of its remaining assets and liabilities to a liquidating trust (which would satisfy the complete liquidation requirement) would be appropriate, or whether existing circumstances, taken as a whole, indicate that Stockholders would be advantaged by a course of action which might forego the benefits of Section 562(b). If for any reason a dividend paid deduction were not available to eliminate the Fund's taxable income, the Fund's substantial net operating loss carryforwards would offset such income, provided, as noted above, that such net operating loss carryforwards may only offset a maximum of 90% of a corporation's alternative minimum taxable income.

         Although Section 562(b) may treat liquidating distributions as dividends, it only does so "to the extent of the earnings and profits of the corporation for the taxable year of the distribution". Section 562(e) of the Code provides that, for purposes of determining a REIT's dividends paid deduction, a REIT's earnings and profits for a taxable year are to be increased by the total amount of gain recognized on the sale or exchange of real property during that year. Thus, there should be sufficient earnings and profits to allow distribution of such gain on sale to qualify as a dividend. It is anticipated that the Fund will distribute sufficient amounts to the Stockholders each year so that it will remain qualified as a REIT under the rules described above and that the Fund will have no REIT taxable income as a result of the proposed liquidation.

         The Fund is also subject to a 100% excise tax on any gain from a "prohibited transaction". The term "prohibited transaction" means the sale or other disposition of Fund property which is held for sale to customers in the ordinary course of the Fund's trade or business. The determination of whether property is held for sale to customers in the ordinary course of the Fund's trade or business is inherently factual in nature and, thus, cannot be predicted with certainty. The Code does provide a "safe harbor" which, if all its conditions are met, would protect a REIT's property sales from being considered prohibited transactions, but the Fund may not be able to satisfy these conditions in every case, either because its liquidation activity will result in more sales in a year than permitted under the safe harbor or because certain expenses directly incurred by the Fund may be too high. While, as noted above, this determination is inherently factual, the Fund does not believe that any of its property is held for sale to customers in the ordinary course of business, but rather that they are all held for investment and the production of rental income.

         Consequences  to  Stockholders.  The  Fund  believes  that  Liquidating
Distributions to Stockholders pursuant to the Plan will be treated as distributions in complete liquidation of the Fund; that is, they will not be treated as dividends, but rather as if the Stockholder had sold his or her stock. In such case, a Stockholder will recognize gain or loss with respect to each share of Common Stock held by the Stockholder, measured by the difference between (i) the Stockholder's basis in that share and (ii) the total amount of cash and fair market value of other property, if any, received by the Stockholder with respect to such share pursuant to the Plan. (See below, "Liquidating Trust" for consequences to Stockholders if the Fund's assets are dispersed to a liquidating trust.) If a Stockholder holds more than one block of Common Stock (groups of shares acquired at different times or at different costs), each Liquidating Distribution will be allocated ratably among the various blocks of shares of Common Stock and gain or loss will be computed separately with respect to each block of shares of Common Stock.

         Gain or loss recognized by a Stockholder will be capital gain or loss provided the shares of Common Stock are held by the Stockholder as capital assets; capital gain or loss will be long-term if the shares were held for more than one year. Corporate Stockholders may deduct capital losses recognized in a taxable year only to the extent of capital gains recognized during such year. Unused capital losses of a corporation may be carried back three years and forward for five years, but may not be carried to any year in which they would create or increase a net operating loss. On the other hand, individual Stockholders may deduct capital losses to the extent of their capital gains, plus $3,000. Any unused capital loss may be carried forward indefinitely until the individual taxpayer recognizes sufficient capital gains to absorb them. Capital losses may not be carried back by an individual.

         The Plan will likely result in more than one Liquidating Distribution to the Stockholders. If so, each Liquidating

Distribution will be first applied against the adjusted tax basis of each of a Stockholder's shares of Common Stock and gain will be recognized with respect to a share only after an amount equal to the adjusted tax basis of such share has been fully recovered. Any losses with respect to a share of Common Stock may be recognized by a Stockholder only after the Fund has made its final Liquidating Distribution or after the last substantial Liquidating Distribution is determinable with reasonable certainty. As a consequence of the foregoing, Stockholders incurring losses under the Plan will likely be prevented from recognizing such losses until the receipt of the final Liquidating Distribution.

         Liquidating Trust. If the Fund's assets are distributed to a Liquidating Trust, such distribution would be treated, for federal income tax purposes, as a distribution of the Fund's assets to the Stockholders followed by a contribution by the Stockholders of the assets to the Liquidating Trust. As a result, each Stockholder would recognize gain or loss upon the transfer of assets to the Liquidating Trust based upon the value of the assets transferred, reduced by fixed liabilities assumed by the Liquidating Trust. If gain is recognized by a Stockholder on the transfer of assets to the Liquidating Trust, that Stockholder will be liable for the payment of any resulting tax, whether or not any distribution of cash has been made to the Stockholder. In addition, the Stockholders would be taxed on all income earned by the Liquidating Trust, whether or not such income is distributed. Further, if a contingent liability of the Fund is paid by the Liquidating Trust, the payment would give rise to a capital loss to the Stockholders.

         Taxation of Non-United States Stockholders. Because the liquidating distributions pursuant to the Plan will be treated as paid in exchange for a Stockholder's shares of Common Stock and not as dividends, no withholding on Liquidating Distributions will generally be required because of the Foreign Investment in Real Property Tax Act, commonly known as "FIRPTA", unless a Stockholder who is not a U.S. citizen or resident owns, or has owned within the prior five years, 5% or more of the Fund's outstanding stock.

         State and Local Income Tax. Stockholders may also be subject to state or local taxes with respect to distributions received by them pursuant to the Plan and should consult their tax advisors regarding such taxes.

         Backup Withholding. Liquidating Distributions will not be subject to back-up withholding.

         Pending Legislation. Stockholders should be aware that a variety of tax-related legislation is currently pending in Congress, some of which could affect the tax treatment of transactions described in this Proxy. For example, one bill calls for decreasing the tax rate on capital gains and extending favorable capital gains treatment to corporations. Another bill would impose a withholding tax on all distributions to non-U.S. shareholders. Neither the Fund nor its counsel can predict whether any of these proposals will ultimately be enacted or whether any enactments would have an adverse effect on the Fund or any Stockholder. Stockholders are urged to contact their own tax advisors regarding the effect any proposed changes may have on their own individual situations.

Summary of Reasons to Vote for the Adoption of the Plan

         In summary, the Board recommends that Stockholders vote for the adoption of the Plan because (i) liquidation will permit Stockholders to receive a portion of the value of the Fund's Real Properties, which the Board believes is not currently reflected in the trading price of the Common Stock, (ii) liquidation will prevent further erosion of Stockholders' equity through continuing net operating losses, and (iii) the Fund has been unable to identify a transaction which would generate greater return to Stockholders, despite its active pursuit of opportunities for several years.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE PLAN OF DISSOLUTION AND LIQUIDATION AND, IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROPERLY EXECUTED AND RETURNED PROXIES SOLICITED IN CONNECTION WITH THIS PROXY STATEMENT WILL BE SO VOTED.

                 PROPOSAL TWO: APPROVAL OF PROPOSAL TO ELIMINATE
             THE CLASSIFIED BOARD PROVISIONS FROM THE FUND'S CHARTER

Reasons for the Proposal

         Article X, Section 2 of the Fund's Charter (the "Charter") provides that the Board of Directors shall be divided into three classes. Generally, under such a "classified board" system, each of the three classes of directors is elected every three years. Under the Charter provisions as currently in effect, in order to elect a majority of the Board (four directors), a Stockholder must wait at least two years. In order to elect the entire Board, a Stockholder must wait at least three years.

         The Board believes that it is in the best interest of the Fund to eliminate the classified board provisions in the Charter in order to, among other things, maximize flexibility by enabling the Board, when it deems it appropriate, to reduce the number of directors on the Board. Moreover, assuming that the proposal to liquidate is approved at the Meeting and the liquidation process is undertaken immediately thereafter, the need for continuity in Board membership will be reduced.

         As a result, the Board of Directors adopted a resolution declaring that it was advisable and in the best interest of the Fund for the Charter to be amended as follows:

         The Charter of Landsing Pacific Fund, Inc. is hereby amended by (i) deleting any and all references to classes of Directors from Section 1 of Article X, (ii) deleting existing
         Section 2 of Article X in its entirety, (iii) deleting the existing caption to Section 3 of Article X and replacing such caption with "Section 2. Vacancies". and (iv) deleting the existing caption to Section 4 of Article X and replacing such caption with "Section 3. Removal".

Certain Considerations

         Potential Loss of Continuity of Management. Under the proposed amendment to the Charter, a Stockholder holding a majority of the outstanding shares of Common Stock (or perhaps fewer shares, depending on the number of shares represented at a meeting to elect directors) will be able to elect the entire Board of Directors at the first annual meeting at which he controls such shares. Therefore, there would be no two-year delay in any change in control resulting from purchases of Common Stock, and the Stockholders could lose the benefit attendant to continuity of the Board's membership and the Fund's management.

         Loss of Protection from Unsolicited Takeovers. The classified board provisions of the Charter provide some measure of protection to the Fund against unsolicited takeovers in that they could have the effect of delaying the effective transfer of control of the Board to any Stockholder purchasing shares of Common Stock in order to gain control of the Fund. Without those provisions, a Stockholder holding a majority, or in some cases fewer shares, of the outstanding Common Stock would be able to replace the Board in its entirety at the first meeting at which directors are elected following the acquisition of those shares. The removal of the classified board provisions could result in the Fund becoming more vulnerable to unsolicited tender offers, including coercive, two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders.

         Even if the proposal is approved, Maryland law would provide some protection from such transactions. The Maryland General Corporation Law (the "MGCL") prohibits, for a period of five years, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or a reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares (an "Interested Stockholder"). Thereafter, any such business combination must either (i) result in the Stockholders' receipt of a minimum price for their shares (as defined in the MGCL), or (ii) be recommended by the Board and approved by the affirmative vote of at least (a) 80% of the outstanding shares of voting stock of the corporation and (b) two-thirds of the outstanding shares held by Stockholders other than the Interested Stockholder. Currently, the Fund is not subject to these restrictions on business combinations, because the Board has adopted a resolution opting out of their application. The Board may, however, repeal that opt-out, and thereby subject the Fund to these provisions. In addition, these provisions of the MGCL do not apply to specific business combinations that are approved by the Board prior to the time that the Interested Stockholder becomes an Interested Stockholder. Therefore, these provisions would deter many transactions which the Board did not approve, thereby providing some protection from transactions which would be detrimental to the Fund or its Stockholders.

         In addition, the Fund has entered into a Stockholder Rights Plan dated July 26, 1990 (the "Rights Plan") which would have the effect of deterring the concentration of stockholdings without prior approval by the Board. Generally, the Rights Plan would subject an acquiror of 25% or more of the Fund's Common Stock to substantial dilution in the value of its investment in the Fund. Under the Rights Plan, the acquisition of 25% or more of the Fund's Common Stock without Board approval would trigger the vesting of certain rights to purchase Common Stock, which rights are currently held by the Stockholders. The exercise price of the rights held by Stockholders other than the acquiror of the Common Stock would represent a substantial discount to the value of the Common Stock to be received on exercise. As a result, the exercise of such rights would dilute the value of the stock acquired by the acquiror. The Rights Plan would provide some protection to the Fund from any unsolicited acquisition of a substantial portion of the Fund's Common Stock.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL, AND, IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROPERLY EXECUTED AND RETURNED PROXIES SOLICITED IN CONNECTION WITH THIS PROXY WILL BE SO VOTED.

                     PROPOSAL THREE: ELECTION OF DIRECTORS

Current Charter Provisions

         Pursuant to the current Charter provisions, the Board is divided into three classes, with two directors in each class. As more fully described above in Proposal Two, the Board has passed a resolution recommending for Stockholder approval the amendment of the Charter to delete the provision therein which divides the Board into three classes.

Nominees

         Pursuant to an amendment to the Bylaws, the size of the Board of Directors has been reduced from six members to five members. The terms of Martin
I. Zankel and Robert J. McAfee expire as of the date of the Meeting and upon election of their successors. Mr. McAfee will retire from the Board effective as of the date of the Meeting. Therefore, only Mr. Zankel has been nominated for reelection to serve in this class. If Mr. Zankel is elected by the Stockholders, and if Proposal Two is approved by the Stockholders, Mr. Zankel will serve until the next annual meeting and until his successor is elected. If Proposal Two is not adopted by the Stockholders, Mr. Zankel will serve for three years, and until his successor is duly elected.

         Norman H. Scheidt, a former director of the Fund whose term was scheduled to expire in 1997, passed away in June, 1995. To replace Mr. Scheidt, the Board elected Herbert A. West. Because he was elected by the Board, under Maryland Law Mr. West's term will expire as of the date of the Meeting. The Board has nominated Mr. West for reelection. If Mr. West is elected by the Stockholders, and if Proposal Two is adopted by the Stockholders, then Mr. West's term will expire at the next Annual Meeting and upon election of his successor. If Proposal Two is not adopted by the Stockholders, then Mr. West's term as a director will expire in 1997 (when Mr. Scheidt's term would have expired).

1996 Annual Meeting

         It is expected that if the proposed amendment to the Charter set forth in Proposal 2 is adopted by the Stockholders, Frank A.

Morrow, whose term would otherwise expire in 1997, will agree to stand for reelection one year early, such that all of the members of the Board of Directors will stand for reelection (if nominated) at the Annual Meeting of Stockholders in 1996.

         If the proposed amendment set forth in Proposal Two is not adopted by the Stockholders, however, only the terms of J. Arthur deBoer and Frederick T. Rehmus will expire at the 1996 annual meeting of Stockholders, and therefore only they will be up for reelection, if nominated, at the 1996 Annual Meeting.

         All of the nominees have agreed to serve if elected. If any of the nominees becomes unable or unwilling to serve as of the date of the Meeting or any adjournment thereof, the proxyholders will vote for a substitute nominee.

         THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" MR. ZANKEL AND MR. WEST, AND IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROPERLY EXECUTED AND RETURNED PROXIES SOLICITED IN CONNECTION WITH THIS PROXY WILL BE SO VOTED.

DIRECTORS AND EXECUTIVE OFFICERS

         Martin I. Zankel. Mr. Zankel, age 61, has served as Chairman of the Board since May 17, 1992, Chief Executive Officer since July 17, 1992 and President since September 13, 1993. His term of office as director will expire at the Meeting. He has been a Senior Partner in the law firm of Bartko, Zankel, Tarrant & Miller, or its predecessors, since 1974. He is a director of Bedford Property Investors, Inc. and he is a director and Chairman of the Board of Independent Holdings, a real estate management and development firm in San Francisco, California.

         J. Arthur deBoer. Mr. deBoer, age 70, has been a director of the Fund since 1989. His term of office as director is scheduled to expire at the 1996 Annual Meeting. He has served as a consultant to financial institutions since 1986. He served as Vice President of East County Bank from February 1, 1994 to December 31, 1994, and he served as Senior Vice President and Manager of the Special Asset Department of The Pacific Bank from November 1992 to April 1993. From 1987 to 1991 he served as Senior Vice President at Westamerica Bank, where he managed the Special Asset Department and then served as the credit administrator for real estate construction loans.

         Frank A. Morrow. Mr. Morrow, age 55, has been a director of the Fund since 1988. His term of office as director is scheduled to expire at the 1997 Annual Meeting. He has been the Chief Executive Officer of the Peregrine Real Estate Trust since March 1994. He served as the president of FAMA Management, Inc. from 1984 until 1994. FAMA provided management consulting and advisory services, specializing in the real estate industry.

         Frederick P. Rehmus. Mr. Rehmus, age 60, has been a director of the Fund since 1989. His term of office as director is scheduled to expire at the 1996 Annual Meeting. He is President of Brownson, Rehmus & Foxworth, a national financial advisory and investment counseling firm where he has served as President since 1978.

         Herbert A. West. Mr. West, age 63, has been a director of the Fund since August 11, 1995, when he was elected by the Board to replace Norman H. Scheidt, who passed away in June, 1995. He has served in various management, partnership and ownership positions in the real estate industry since 1968, including Bank of America International Realty Corporation and McDonald-Halliday Enterprises. From 1984 to 1992 he served as President of Independent Holdings, Inc., a real estate management and development firm. Since 1992 he has been the Executive Director and Administrator of the San Rafael Canal Ministry.

         Joseph M. Mock. Mr. Mock, age 55, has served as Executive Vice President and Chief Operating Officer of the Fund since October 22, 1993. He was President of Byron Partners, Inc., a real estate consulting and management firm from September 1987 to October 1993. Prior to that, he spent 17 years with Grubb & Ellis Company, during the last eight years of which he directed the Asset Management Division.

         Dean Banks. Mr. Banks, age 53, joined Landsing Pacific Fund in September 1992 as Chief Financial Officer, Treasurer and Secretary. He served as Chief Financial Officer for Grubb & Ellis Realty Income Trust and Grubb & Ellis Realty Advisors, Inc. in San Francisco, California from 1985 to 1992.

Beneficial Ownership

         Security Ownership of Certain Beneficial Owners. The following table sets forth, as of July 19, 1995, information with respect to the ownership of shares of Common Stock by any person who is known by the Fund to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                              Number
                             of Shares             Percent of
                            Beneficially          Outstanding
Name and Address(1)            Owned                 Shares
- -------------------         -----------           -----------
David S. Gottesman,           442,300(2)              7.4%
Arthur Zankel and
Daniel Rosenbloom
 (collectively)

  (1) According to an amended Schedule 13D dated July 19, 1995, filed with the Securities and Exchange Commission, Tweedy Browne Company L.P.
         ("TBC") and TBK Partners, L.P. ("TBK"), which has the same general partners as TBC, reported that together they currently own less than 5% of the outstanding Common Stock. They had previously owned greater than 5% of the outstanding Common Stock.

  (2) According to a Schedule 13D dated May 22, 1992, filed with the Securities and Exchange Commission, Mr. Gottesman, Mr. Arthur Zankel and Mr. Rosenbloom reported that such filing was made as a group for informational purposes only, but disclaimed that they were a group. Arthur Zankel is the brother of Martin Zankel, the Fund's Chief Executive Officer and Chairman of the Board.


         Security Ownership of Management. The following table sets forth information, as of June 1, 1995, regarding beneficial ownership of shares of Common Stock of the nominees for election as directors of the Fund, and for the directors and officers of the Fund.


                                                                                                 Amount
                                                                                                 of Bene-
                                                                                                 ficial
                                                                       Direc-                    Owner-
                                                                       tor/                      ship
                                                                       Officer      Term         at
Name                                       Position                    Since        Expires      6/1/95       Percent
- ----                                       --------                    -------      -------      --------     -------

Martin I. Zankel                           President,                  1991         1995         148,883(1)   2.5%
                                           Chief Execu-
                                           tive Officer
                                           and Director

J. Arthur deBoer                           Director                    1989         1996         4,202(2)        *

Frank A. Morrow                            Director                    1988         1997         5,702(2)        *

Frederick P. Rehmus                        Director                    1989         1996         32,902(2)       *

Herbert A. West                            Director                    1995         1995         72,800         1.2%

Joseph M. Mock                             Executive Vice
                                           President and Chief
                                           Operating Officer           1993                      2,500(3)        *

Dean Banks                                 Treasurer/
                                           Secretary and
                                           Chief Financial
                                           Officer                     1992                      7,114(4)        *

All Executive Officers and
 Directors as a Group (8 persons)                                                              274,103         4.6%

* Less than 1%.


  (1) Includes options with respect to 63,183 shares of Common Stock, all of which were exercisable as of May 14, 1995.

  (2) Includes options with respect to 3,202 shares of Common Stock which were exercisable as of May 14, 1995.

  (3) Includes options with respect to 2,500 shares of Common Stock which were exercisable as of March 25, 1995.

  (4) Includes options with respect to 7,114 shares of Common Stock which were exercisable as of March 25, 1995.

Compliance with Section 16(a) of
the Securities Exchange Act of 1934

         Section 16(a) of the Exchange Act requires the Fund's directors and executive officers, and persons who own more than ten percent of a registered class of the Fund's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other securities of the Fund. Officers, directors and greater than ten-percent Stockholders are required by the SEC to furnish the Fund with copies of all Section 16(a) forms they file.

         Based solely upon review of copies of the foregoing reports and upon written representations furnished to the Fund, all filing requirements of
Section 16(a) of the Exchange Act applicable to Fund officers, directors and greater than ten percent beneficial owners of the Fund's stock were filed, on a timely basis, with respect to the 1994 fiscal year.

Committees

         During 1994 the directors held 8 meetings. All directors attended more than 75% of such meetings except Mr. Robert McAfee, who attended 62% of the directors' meetings. All of the members of the Audit Committee and the Compensation Committee attended all of the respective Committee meetings in 1994.

         During 1994 the members of the Fund's Audit Committee were Messrs. Morrow, deBoer and McAfee. The Audit Committee's functions include general oversight of the Fund's financial reporting and all related party transactions. During 1994, the Audit Committee held two meetings.

         Messrs. Morrow, Rehmus and McAfee served as the members of the Compensation Committee in 1994. The Compensation Committee held two meetings in 1994.

         Because Mr. McAfee will not stand for re-election as a director, as a result he will not serve on the Audit or Compensation Committee following the Meeting.

         Mr. Rehmus and Mr. Scheidt have, in the past, served as a nominating committee when necessary to select new directors to fill any vacancies. It is expected that the Board will appoint a successor to Mr. Scheidt to serve on the nominating committee. The nominating committee will consider nominees recommended by Stockholders provided that Stockholders submit their recommendations at least four months in advance of the record date for the Fund's annual meeting.


EXECUTIVE COMPENSATION

         The  following  tables  set  forth  information   regarding   executive
compensation for the Fund's last three fiscal years:

                           Summary Compensation Table
                                                                   Long-Term
                                                                   Compensation
Name and                                     Annual Compensation   Awards           All
Principal                                    -------------------   ------          Other
Position                 Year      Salary         Bonus(1)         Options         Comp.(2)
- ---------                ----      ------         -----            (number)        -----

Martin I. Zankel,        1994      $150,000       $48,645           39,549(6)      $ 7,500
 Chief Executive         1993      $150,000       $48,645           63,183(7)      $ 4,000
 Officer                 1992      $ 72,000(3)                         -                -

Joseph M. Mock, Chief    1994      $125,000       $38,920           10,000(6)      $ 7,200
 Operating Officer       1993      $ 13,000(4)         -               -           $ 1,200

Dean Banks, Chief        1994      $100,000       $34,055           19,229(6)      $ 4,060
 Financial Officer       1993      $100,000       $34,055            9,229(8)      $ 3,000
                         1992      $ 26,000(5)         -                                                                 -

  (1)    Cash awards made pursuant to the Fund's Management Incentive Plan.

  (2) Includes for Mr. Zankel a $3,000 per year automobile allowance and matching funds contributed by the Fund under its 401(k) Plan. Includes for Mr. Mock a $7,200 per year automobile allowance. Includes for Mr. Banks matching funds contributed by the Fund under its 401(k) Plan. The Fund's 401(k) Plan is a defined contribution plan pursuant to which eligible employees may contribute through payroll deductions. The Fund makes contributions to the Plan equal to 50% of the employee's contribution up to the first 6% of each employee's compensation deferred (subject to certain limitations).

  (3) Includes Mr. Zankel's 1992 compensation as a director prior to November 1992. Mr. Zankel receives an annual salary of $150,000 and receives no separate compensation as a director. Mr. Zankel has served as Chief Executive Officer since July 17, 1992.

  (4)    Mr. Mock joined the Fund on October 22, 1993.

  (5)    Mr. Banks joined the Fund on September 28, 1992.

  (6) Options granted pursuant to the Fund's Employee Stock Incentive Plan. Such options vest and become exercisable at a rate of 25% per year beginning on the first anniversary of the grant.

  (7) Includes 50,000 options granted on May 14, 1993 and 13,183 options granted on March 25, 1994 pursuant to the Fund's Employee Stock Incentive Plan for performance during 1993. The options granted on March 25, 1994 vest and become exercisable at a rate of 25% per year beginning on the first anniversary of grant. Of the options granted on May 14, 1993, options to acquire 25,000 shares of Common Stock became exercisable on May 14, 1994 and options to acquire the remaining 25,000 shares of Common Stock became exercisable on May 14, 1995.

  (8) Options granted pursuant to the Fund's Employee Stock Incentive Plan on March 25, 1994 for performance during 1993. Such options vest and become exercisable at a rate of 25% per year beginning on the first anniversary of grant.

                           Options Granted in Last Fiscal Year

                                         % of Total      Per Share
                         Options      Options Granted    Exercise     Expiration
     Officer             Granted(1)     to Employees      Price          Date
     -------             -------        ------------      -----          ----
Martin I. Zankel         39,549              43%          $3.69         3/25/04
                         13,183              15%          $3.69         3/25/04

Joseph M. Mock           10,000              11%          $3.69         3/25/04

Dean Banks               19,229              21%          $3.69         3/25/04
                          9,229              10%          $3.69         3/25/04
                         ------             ----

                         91,190             100%

  (1) All options were granted under the Landsing Pacific Fund Employee Stock Incentive Plan discussed under "Executive Compensation - Employee Stock Incentive Plan". Such options vest and become exercisable at a rate of 25% per year commencing on the first anniversary of the date of grant.

              Aggregated Option/SAR Exercised in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                   Value of
                         Number of               Unexercised
                        Unexercised              in-the-Money
                        Options/SARs             Options/SARs
                         at Fiscal                 at Fiscal
                         Year-End (#)             Year-End($)
                         Exercisable/            Exercisable/
Name                    Unexercisable)          Unexercisable)
- ----                    --------------          --------------
Martin I. Zankel        25,000/77,732               $0/0(1)

Joseph M. Mock             0/10,000                 $0/0(1)

Dean Banks                 0/28,458                 $0/0(1)


  (1) Based on a fair market value of the Fund's common stock of $2.94 per share of Common Stock at December 31, 1994, none of the unexercised options are "in the money".

         None of the executive officers of the Fund has a written employment contract or any other plan, agreement or arrangement regarding employment or compensation other than the Severance Payment Plan and the Management Incentive Plan, both of which are discussed below.

Director Compensation

         Each non-employee director of the Fund is paid an annual fee of $10,000 per year and $1,500 for each meeting attended. Each director also receives $600 for each special meeting and $300 for each telephone conference in which he participates. Members of the Compensation, Audit, and Nominating Committees receive $600 for each committee meeting attended, unless the meeting is held on the same day as another type of meeting. When two or more types of meetings are held on the same day, directors will be paid for one meeting at the highest meeting rate. The Fund reimburses each director for his travel expenses.

         Directors who are salaried employees of the Fund do not receive any compensation for board or committee service. Directors providing consulting services to the Fund may also receive up to $150 per hour, subject to a limit of $1,000 per day. A majority of the Board may change the compensation arrangement at any time.

         In addition, on August 6, 1993, the Fund's Stockholders approved the 1993 Directors' Stock Option Plan (the "Directors' Plan") pursuant to which on January 1 of each year each director then in office, who is not also an employee of the Fund, is granted an option to purchase a number of shares of Common Stock which is equal to the amount of the annual director fee payable to such director during such year divided by the fair market value for one share of Common Stock on such date. For the purposes of the Directors' Plan, the fair market value of the Fund's Common Stock will be the last reported sale price on the American Stock Exchange on the trading day before the date that any options are granted thereunder. Each option granted under the Directors' Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant.

         Options granted pursuant to the Directors' Plan become exercisable with respect to 25% of the shares of Common Stock subject to the option on each anniversary of the date of grant. Each option or portion thereof will be exercisable for ten years after such option is granted. In light of the decision to propose the liquidation of the Fund, the Directors' Plan has been terminated effective as of March 27, 1995, subject to and conditioned upon Stockholder approval of the Plan.

Management Incentive Plan

         The Fund's Management Incentive Plan (the "Management Incentive Plan") provides the opportunity for participants to earn additional cash compensation for superior results in managing the Fund's business. It is the Board's current intent that eligibility to participate in the Management Incentive Plan will be limited to Martin I. Zankel, Joseph M. Mock and Dean Banks.

Employee Stock Incentive Plan

         On August 6, 1993, the Stockholders of the Fund adopted the Landsing Pacific Fund Employee Stock Incentive Plan (the "Employee Stock Plan") based on performance criteria established by the Board or the Fund's Compensation Committee. The total number of shares of Common Stock reserved and available for distribution pursuant to options granted under the Incentive Plan is 500,000 shares of Common Stock.

Severance Payment Plan

         In light of the objective of the Board of Directors to liquidate and dissolve the Fund, the directors recognize the importance of retaining key employees in order to accomplish the Fund's objectives. On November 9, 1994 the directors adopted a Severance Payment Plan (the "Severance Plan") for key officers and employees. Under the Plan, Messrs. Mock and Banks, among others, would be entitled to receive a severance payment equal to one year of salary, which currently would amount to $135,000 and $105,000, respectively, if their employment is terminated as a result of a merger or liquidation of the Fund. In addition, Messrs. Mock and Banks would receive additional compensation equal to 1 1/2% and 1% respectively, of any aggregate liquidating distributions to stockholders in excess of $4.50 per share of Common Stock, if any. Based on the estimated maximum net proceeds per share from the Liquidation, the maximum additional compensation payable to Messrs. Mock and Banks would be $30,000 and $20,000, respectively.

Compensation Committee Interlocks and Insider Participation

         The members of the Fund's  Compensation  Committee are currently Robert
K. McAfee, Frederick P. Rehmus and Frank A. Morrow, none of whom (i) is a former or current employee or officer of the Fund, or (ii) has a financial interest in any transaction with the Fund. There are no Compensation Committee interlocks between the Fund and any other entity involving any executive officer or director of the Fund who serves as executive officer of any such entity.

Certain Relationships and Related Transactions

         Martin I. Zankel, the Chairman of the Board and Chief Executive Officer of the Fund is a member of a law firm which provided legal services to the Fund during 1994, 1993 and 1992. Payments to the firm for these services were $62,000 in 1994, $263,000 in 1993, and $213,000 in 1992.


                            INDEPENDENT ACCOUNTANTS

         A representative of Coopers & Lybrand LLP, the Fund's independent certified public accountants, will be present at the

Meeting, will have an opportunity to make a statement, and is expected to be available to respond to appropriate questions.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Fund's Current Reports on Form 8-K dated April 12, 1995, June 5, 1995 and August 9, 1995 , filed with the Securities and Exchange Commission by the Fund pursuant to the Exchange Act are incorporated by reference into this Proxy Statement.



                             STOCKHOLDER PROPOSALS

         Proposals of Stockholders intended to be presented at the 1996 Annual Meeting of Stockholders of the Fund must be received at the principal executive office of the Fund no later than April 10, 1996 for inclusion in next year's proxy statement and proxy card.

                                      By Order of the Board of Directors



                                      DEAN BANKS, Secretary


San Mateo, California
                    , 1995
- --------------------

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE DATE, MARK, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. THANK YOU.

                           LANDSING PACIFIC FUND, INC.
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED BY MANAGEMENT

         The undersigned stockholder of Landsing Pacific Fund, Inc., a Maryland corporation (the "Fund"), hereby appoints Dean Banks and Joseph M. Mock, and each of them, as proxy for the undersigned, with full power of substitution, to vote and otherwise represent all of the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Fund to be held on October 13, 1995 at 9:00 a.m. local time at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA, and at any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present and voting such shares of Common Stock, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares of Common Stock.

1.       Approval of the Plan of        [ ] FOR      [ ] AGAINST    [ ] ABSTAIN
         Liquidation and Dissolution

2.       Approval of the Amendment      [ ] FOR      [ ] AGAINST    [ ] ABSTAIN
         to the Fund's Charter
         to delete the provisions
         thereof creating a
         classified board of directors

3.       Election of Directors:
                  Martin I. Zankel      [ ] FOR      [ ] WITHHOLD AUTHORITY

                  Herbert A. West       [ ] FOR      [ ] WITHHOLD AUTHORITY

4. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of this Proxy as may properly come before the meeting or any adjournment or postponement thereof.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AT THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                                 [ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

                                 Please sign exactly as name appears hereon and date. If the shares of Common Stock are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

                                 Dated                             , 1995
                                       ----------------------------

                                 -----------------------------------------------
                                                  Signature

                                 -----------------------------------------------
                                          Signature, if held jointly

Votes must be indicated by filling in X in Black or Blue ink.
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope

                                    EXHIBIT A

                       PLAN OF LIQUIDATION AND DISSOLUTION
                                       OF
                           LANDSING PACIFIC FUND, INC.

                  1. Scope of Plan. This Plan of Liquidation  ("Plan")  provides
                     -------------
for the complete liquidation and dissolution of Landsing Pacific Fund, Inc., a Maryland corporation ("Landsing"), by providing for (a) the sale or other disposition of all of the assets of Landsing, (b) the dissolution of Landsing in accordance with the Maryland General Corporation Law, and (c) distribution to its stockholders of the net cash proceeds or other assets (after payment of liabilities and expenses) to be realized from the sales or other dispositions of its assets in complete cancellation of each stockholder's stock. The liquidation, dissolution and distributions shall be accomplished in the manner stated in this Plan.

                  2.  Adoption of Plan by  Stockholders.  The Board of Directors
                      ---------------------------------
has determined that the Plan is advisable for Landsing and has adopted the Plan and submitted it to the stockholders for their vote in accordance with applicable law. The Plan shall be adopted and shall become effective, upon the adoption of a resolution to dissolve Landsing in accordance with the Plan by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast on this matter at the annual meeting of stockholders to be held on July 18, 1995 (the "Annual Meeting") pursuant to a notice and Proxy Statement.

                  3. Sale of Assets.  Following  the adoption of the Plan by the
                     --------------
stockholders, the Board of Directors shall cause Landsing to sell, convey, transfer, and deliver or otherwise dispose of all of its assets, as follows:

                       (a) The Board of Directors shall cause the officers of Landsing to negotiate the sale, conveyance, transfer and delivery or other disposition of each of the real properties of Landsing. The real properties of Landsing may be sold or otherwise disposed of individually, together as a whole or in discrete groups, to any one or more buyers, as the officers of Landsing shall deem advisable, in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof. The full Board of Directors is authorized to establish guidelines pursuant to which the Real Estate Committee of the Board (the "Committee") if in existence, or, in the absence of such Committee, the officers of Landsing, may sell, convey, transfer and deliver or otherwise dispose of the real properties of Landsing. In either case, if the Committee or the officers of Landsing propose to sell, convey, transfer and deliver or otherwise dispose of any real property upon terms and conditions which do not conform to the guidelines established by the Board of Directors, any such sale may only be consummated only after the Board approves the material terms and conditions of such sale.

                       (b) The Board of Directors shall cause the officers of Landsing to negotiate the sale, conveyance, transfer and delivery or other disposition of all personal property and other assets of Landsing in exchange for cash, one or more promissory notes or shares of stock of the acquiring corporation or its affiliates, or any combination thereof, consistent with the orderly disposition of Landsing's real properties under this Plan. The Board of Directors is authorized to establish guidelines pursuant to which the officers of Landsing may sell, convey, transfer and deliver or otherwise dispose of the personal property of Landsing without further approval of the Board. If the officers of Landsing propose to sell, convey, transfer, and deliver any personal property upon terms and conditions which do not conform to the guidelines established by the Board of Directors, any such sale may only be consummated after the Board approves the material terms and conditions of such sale.

                  4. Payment of and Reserve for  Liabilities.  After the closing
                     ---------------------------------------
of any sale or other disposition of any real property or other assets of Landsing, the officers of Landsing shall pay, or shall make adequate provision for payment of, all known liabilities of Landsing (including expenses of the sale) which are attributable to such real property or other assets and which are not assumed by the buyer thereof. The officers of Landsing, at the direction of the Board of Directors, shall set aside from the cash or other proceeds of any sale or other disposition of any real property or other assets such additional amount as the directors determine to be reasonably necessary for payment of other known liabilities or expenses and unknown, unascertained or contingent liabilities or expenses of Landsing.

                  5. Investment of Cash Proceeds.  The cash proceeds of the sale
                     ---------------------------
or other disposition of the real properties and personal property assets of Landsing, if any, shall, pending any liquidating distributions, be invested by the Board of Directors of Landsing in such manner as the Board of Directors deems appropriate, in its sole discretion; provided, however, that any such proceeds will be invested by the Board of Directors in such manner that Landsing will not be deemed an investment company under, and for the purposes of, the Investment Company Act of 1940.

                  6. Subsequent Sale of Non-Cash Proceeds.  If and when the real
                     ------------------------------------
properties and personal property assets of Landsing are disposed of under this Plan in exchange for one or more promissory notes or stock, the Board of Directors, in its sole discretion, may direct the officers of Landsing to sell all or a portion of such non-cash proceeds in exchange for cash, on such terms and conditions as shall be negotiated by the officers of Landsing in accordance with guidelines established by the Board, or as shall otherwise be approved by the Board. The Board of Directors shall not be required to cause the sale of such non-cash proceeds and may, in its sole discretion, direct the distribution in kind of all or a portion of such non-cash proceeds to the stockholders of Landsing, in accordance with Section 7 of this Plan.

                  7.  Liquidating  Distributions.  The  cash  proceeds  or other
                      --------------------------
assets realized from the sale or other disposition of real properties and other assets of Landsing, and any interest or other return thereon, shall be distributed to the stockholders of Landsing at such times and in such amounts as shall be determined by the Board of Directors, in its sole discretion. Any liquidating distributions shall be made through the agency of The Registrar and Transfer Company, Landsing's transfer agent, or such other agent as may be selected by the Board ("Transfer Agent"). At such time as the Board of Directors determines that any liquidating distribution shall be made to the stockholders, the Board of Directors shall cause the officers of Landsing to deposit with the Transfer Agent the aggregate amount of funds or other assets to be distributed to stockholders as a liquidating distribution. For the purpose of making any liquidating distribution to the stockholders, the Board of Directors shall set a record date for determining the stockholders entitled to receive such liquidating distribution (any such date to be a "Distribution Record Date"), and the Transfer Agent shall distribute all funds or other assets deposited with it for such purpose to the stockholders of record on any such Distribution Record Date ("Eligible Stockholders").

                  The liquidating distributions shall be in complete redemption and cancellation of all of the outstanding stock of Landsing. At such time as Landsing makes the Final Liquidating Distribution (as defined herein) to the Eligible Stockholders, all of the outstanding shares of stock shall be deemed cancelled.

                  8.  Trading  of Shares.  At any time  after this Plan  becomes
                      ------------------
effective under Section 2, the Board of Directors may, if the Board deems such action to be in the best interests of Landsing and the stockholders, cause the shares of Landsing's common stock to be delisted from any securities exchange on which they are traded or to no longer be traded or completely prohibit the trading or other transfer of Landsing's common stock if and to the extent permitted by law (the "Stop Trading Date"). The Board of Directors shall cause the officers of Landsing to send notice of any Stop Trading Date in advance of such date to all stockholders and to such brokers and market makers as the Board deems advisable.

                  9.  Liquidating  Trust  Agreement.  If the Board of  Directors
                      -----------------------------
deems it advisable for any reason, it may at any time, in its sole discretion and on behalf of the stockholders, create a Liquidating Trust ("Liquidating Trust") by entering into a Liquidating Trust Agreement ("Liquidating Trust Agreement") for the purpose of (a) completing the liquidation of the real properties and other assets of Landsing, (b) providing for the payment of all known, unknown, unascertained and contingent liabilities, (c) making liquidating distributions to the Eligible Stockholders in cash or in kind, and (d) holding and distributing liquidating distributions on behalf of any unlocated Eligible Stockholders.

                  Concurrently with the execution of the Liquidating Trust Agreement, Landsing shall transfer and assign to the trustee of the Liquidating Trust all of Landsing's right, title and interest in and to all of its assets, including without limitation, any real properties or personal property assets still owned by Landsing, and any cash proceeds. Effective upon the date of such transfer, each stockholder of Landsing as of the date of such transfer, or any record date that may be established in connection therewith, shall become a beneficial interest holder of the Liquidating Trust, and all outstanding shares of stock of Landsing shall be deemed cancelled. Each such stockholder shall hold a proportion of the outstanding beneficial interests in the Liquidating Trust equal to the proportion of shares of common stock that such stockholder held of the total outstanding shares of common stock of Landsing as of the date of such transfer, or the record date established in connection therewith, as the case may be.

                  The Liquidating Trust Agreement shall provide that any funds or other assets available for distribution to Eligible Stockholders which are not distributed because one or more Eligible Stockholders cannot be located shall be held by the trustee of the Liquidating Trust for a period not less than three (3) years from the date Landsing provides the notice to stockholders in accordance with Paragraph 11(d). Such undistributed funds or other assets shall be held by the trustee of the Liquidating Trust solely for the benefit of and ultimate distribution to the Eligible Stockholders entitled to receive such funds or other assets, who shall constitute the sole equitable owners thereof. Upon expiration of this three (3) year term, or any longer period, the trustee of the Liquidating Trust shall distribute the funds or other assets held on behalf of unlocated Eligible Stockholders pro rata to the other Eligible Stockholder (the "Final Liquidating Trust Distribution"). After making such distribution, if there are still funds or other assets held by the trustee of the Liquidating Trust because the trustee becomes unable to locate any other Eligible Stockholders, the trustee of the Liquidating Trust shall transfer any such funds or other assets to the state official, trustee or other person authorized by law to receive distributions for the benefit of the unlocated Eligible Stockholders.

                  The Board of Directors is authorized to appoint one or more individuals or corporate persons to act as trustees of the Liquidating Trust and to cause Landsing to enter into the Liquidating Trust Agreement with such trustee or trustees on such terms and conditions as the Board of Directors shall determine in its sole discretion. Adoption of the Plan will constitute the approval of the stockholders of any such appointment and Liquidating Trust Agreement.

                  10.  Unlocated  Eligible  Stockholders.  In the  absence  of a
                       ---------------------------------
Liquidating Trust, if any funds or other assets deposited with the Transfer Agent for distribution to Eligible Stockholders are not distributed because one or more Eligible Stockholders cannot be located, such undistributed funds or other assets shall be held by the Transfer Agent for a period not less than three (3) years from the date Landsing provides the notice to stockholders in accordance with Paragraph 11(d). Such undistributed funds or other assets shall be held by the Transfer Agent solely for the benefit of and ultimate distribution to the Eligible Stockholders entitled to receive such funds or other assets, who shall constitute the sole equitable owners thereof. Upon expiration of this three (3) year term, or any longer period, Landsing shall direct the Transfer Agent to distribute the funds or other assets held on behalf of unlocated Eligible Stockholders pro rata to the other Eligible Stockholders (in the absence of a Liquidating Trust, the "Final Liquidating Distribution"). After making such distribution, if there are still funds or other assets held by the Transfer Agent because the Transfer Agent becomes unable to locate any other Eligible Stockholders, Landsing shall direct the Transfer Agent to transfer any such funds or other assets to the state official, trustee or other person authorized by law to receive distributions for the benefit of unlocated Eligible Stockholders.

                  11.  Dissolution.  At such time as the Board of  Directors  of
                       -----------
Landsing shall determine, in its sole discretion, Landsing shall (a) provide notice of dissolution to all its known creditors and its employees at their address shown on the records of the corporation not less than 20 days prior to the filing of the Articles of Dissolution, as required by Section 3-404 of the Maryland General Corporation Law, (b) cause Articles of Dissolution to be prepared, executed, and filed with the State Department of Assessments and Taxation of Maryland, (c) cause any documentation required by federal or state tax authorities to be obtained, prepared, executed and filed, (d) after the filing of Articles of Dissolution, provide notice of any liquidation distribution to stockholders other than the Final Liquidating Distribution and the Final Liquidating Trust Distribution, or if no such liquidation distributions are to occur, notice of the filing of Articles of Dissolution, to each stockholder of the Fund by mail at his address as it appears on the records of the corporation and by publishing such notice at least once a week for three consecutive weeks in a newspaper of general circulation published in Baltimore City, Maryland, and (e) withdraw its ability to do business as a foreign corporation in any states in which it presently has such authority.

                  12. Power of Board of Directors.  The Board of Directors  and,
                      ---------------------------
if authorized by the Board, the officers, shall have authority to do or authorize any and all acts and things as provided for in this Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of this Plan, including the execution and filing of all such certificates, documents, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board of Directors may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation, dissolution and termination of existence of Landsing, and the distribution of its assets to the Eligible Stockholders in accordance with the laws of the State of Maryland. The death, resignation, or other disability of any Director or officer of Landsing shall not impair the authority of the surviving or remaining Director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation, or other disability, the surviving or remaining Director(s) shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Directors(s) or officer(s) to exercise any of the powers provided for in the Plan.

                  13.  Amendments.  Notwithstanding  adoption of the Plan by the
                       ----------
stockholders at the Annual Meeting, the Board of Directors of Landsing may modify or amend the Plan without further action by the stockholders, to the extent permitted under then current Maryland law. Prior to the filing of Articles of Dissolution, the Board of Directors may abandon the Plan only with the further approval of the stockholders, unless and to the extent that then current Maryland law permits the Board to abandon the Plan without the further approval of the stockholders.

                  14.  Indemnification/Insurance.  The Board of Directors  shall
                       -------------------------
have the power and authority after the effective date of this Plan to purchase and/or continue and maintain insurance as it deems necessary to cover Landsing's indemnification obligations, including insurance which shall remain in effect subsequent to the dissolution of Landsing in accordance with Paragraph 11. All indemnification agreements to which Landsing is a party shall remain in full force and effect after the effective Date of this Plan.

                  15.  Costs.  Without  limiting  the  authority of the Board of
                       -----
Directors to authorize the payment of Landsing's expenses, the Board is authorized, empowered and directed to pay any and all fees and expenses incurred by Landsing in connection with the Plan and the sale of assets and liquidating distributions contemplated thereunder, including, but not limited to, all legal, accounting, printing, appraisal and other fees and expenses of persons rendering services to Landsing.

                           LANDSING PACIFIC FUND, INC.

                                   SCHEDULE 1


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Directors and Stockholders of
Landsing Pacific Fund, Inc.

We have audited the accompanying balance sheets of Landsing Pacific Fund, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landsing Pacific Fund, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 14 to the financial statements, on March 27, 1995, the Board of Directors of Landsing Pacific Fund, Inc. approved a Plan of
Liquidation, subject to stockholder approval. At present, it cannot be determined whether or not the stockholders will approve such a plan.
Accordingly, no adjustments have been made to the accompanying financial statements which may result from the stockholder's approval of the Plan of Liquidation.


                                                        COOPERS & LYBRAND L.L.P.


San Francisco, California
March 27, 1995



                           LANDSING PACIFIC FUND, INC.
                   BALANCE SHEETS, DECEMBER 31, 1994 AND 1993

                  (Amounts in thousands, except share amounts)



                                                                                       1994                      1993
                                                                                       ----                      ----
                                   A S S E T S
INVESTMENTS IN REAL ESTATE:
Rental properties                                                                $     88,698              $    109,495
Accumulated depreciation                                                              (19,169)                  (22,191)
                                                                                 ------------              ------------
Rental properties - net                                                                69,529                    87,304
Real estate under development                                                            -                        3,828
Real estate under contract for sale (net of accumulated depreciation
  of $28 in 1994 and $1,270 in 1993)                                                    2,150                     3,261
Collateral for non-performing participating mortgage loan
  (net of allowance for loss of $542 in 1993)                                            -                          675
                                                                                 ------------              ------------
     Total investments in real estate                                                  71,679                    95,068

CASH AND CASH EQUIVALENTS                                                               5,534                     2,005
                                                                                 ------------              ------------

OTHER ASSETS:
Accounts and interest receivable (net of  allowance for
  doubtful accounts of $78 in 1994 and $364 in 1993)                                    1,434                     1,408
Prepaid expenses, deposits and other assets                                               324                       136
Deferred leasing  commissions,  loan costs, and other assets (net of accumulated amortization of $2,380 in 1994
  and $2,635 in 1993)                                                                   1,357                     2,069
                                                                                 ------------              ------------
     Total other assets                                                                 3,115                     3,613
                                                                                 ------------              ------------
        TOTAL ASSETS                                                             $     80,328              $    100,686
                                                                                 ============              ============

      L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y
LIABILITIES:
Notes payable                                                                    $     47,929              $     57,966
Accounts payable                                                                          449                       637
Other liabilities                                                                       1,200                     1,715
                                                                                 ------------              ------------
  Total liabilities                                                                    49,578                    60,318
                                                                                 ------------              ------------

COMMITMENTS:  (Note 13)

STOCKHOLDERS' EQUITY:
Shares of preferred stock, par value of $.01;
 shares authorized: 5,000,000; shares issued and outstanding: none
Shares of common stock, par value of $.001;
  shares authorized: 20,000,000; shares issued and
  outstanding: 5,953,137 in 1994 and 1993                                                   6                         6
Capital in excess of par value                                                        131,389                   131,389
Retained deficit and accumulated distributions                                       (100,645)                  (91,027)
                                                                                 ------------              ------------
     Total stockholders' equity                                                        30,750                    40,368
                                                                                 ------------              ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $     80,328              $    100,686
                                                                                 ============              ============

The accompanying notes are an integral part of the financial statements.



                           LANDSING PACIFIC FUND, INC.

                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1994, 1993 and 1992

                (Amounts in thousands, except per share amounts)


                                                                          1994              1993             1992
                                                                          ----              ----             ----

REVENUES:
Rental income                                                        $    12,087        $   14,339        $   13,389
Other income                                                                 102               102               176
                                                                     -----------        ----------        ----------
   Total revenues                                                         12,189            14,441            13,565
                                                                     -----------        ----------        ----------


EXPENSES:
Operating                                                                  3,770             5,646             5,788
Depreciation and amortization                                              4,240             5,043             5,029
Interest and other financing costs                                         4,952             4,537             4,549
General and administrative                                                 1,897             2,366             2,349
Other expense                                                                303               558             1,752
Provision for loss in value of investments in real estate
and loan collateral value                                                  6,645            24,045             6,347
                                                                     -----------        ----------        ----------
   Total expenses                                                         21,807            42,195            25,814
                                                                     -----------        ----------        ----------

Loss before gain on sale of real estate                                   (9,618)          (27,754)          (12,249)

Gain on sale of real estate                                                 -                 -                 392
                                                                     -----------        ----------        ---------
   Net loss                                                          $    (9,618)       $  (27,754)       $  (11,857)
                                                                     ===========        ==========        ==========

NET LOSS PER SHARE                                                   $     (1.62)       $    (4.61)       $    (1.89)
                                                                     ===========        ==========        ==========

Weighted average shares outstanding                                        5,953             6,020             6,260
                                                                     ===========        ==========        ==========


The accompanying notes are an integral part of the financial statements.



                           LANDSING PACIFIC FUND, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1994, 1993, and 1992

                  (Amounts in thousands, except share amounts)




                                           Shares of            Capital                    Notes      Retained
                                         Common Stock          in Excess                    and      Deficit and    Total
                                       -------------------      of Par      Treasury     Interest    Accumulated Stockholders'
                                        Shares   Par Value       Value        Stock     Receivable  Distributions  Equity
                                       ----------   ----       --------    -------       --------   ----------    -------
BALANCE, DECEMBER 31, 1991 .........    6,284,792    $6        $135,300    $(1,300)       $(2,782)    $(49,888)   $81,336

Treasury stock acquired ............       (7,805)   -            -            (57)          -            -           (57)
Treasury stock reacquired ..........     (125,000)   -             (391)      (438)          -            -          (829)
Shares/notes receivable canceled ...     (100,000)   -             (900)     -              1,729         -           829
Shares issued:
    Dividend reinvestment program ..       41,150    -              181      -               -            -           181
Net loss ...........................        -        -            -          -               -         (11,857)   (11,857)
Interest receivable ................        -        -            -          -                 28         -            28
Distributions ......................        -         -           -          -               -          (1,528)    (1,528)
                                       ----------   ----       --------    -------       --------   ----------    -------
BALANCE, DECEMBER 31, 1992 .........    6,093,137     6         134,190     (1,795)        (1,025)     (63,273)    68,103

Treasury stock issued ..............        -        -            -              4           -            -             4
Treasury stock reacquired ..........     (100,000)   -             (325)      (325)          -            -          (650)
Treasury stock eliminated ..........        -        -           (2,116)     2,116           -            -           -
Shares/notes receivable canceled ...      (40,000)   -             (360)     -              1,010         -           650
Net loss ...........................        -        -            -          -               -         (27,754)   (27,754)
Interest receivable ................        -        -            -          -                 15         -            15
                                       ----------   ---        --------    -------       --------   ----------    -------
BALANCE, DECEMBER 31, 1993 .........    5,953,137   $ 6       $ 131,389    $-            $   -      $  (91,027)   $40,368

Net loss ...........................        -        -            -          -               -          (9,618)    (9,618)
                                       ----------   ---        --------    -------       --------   ----------    -------
BALANCE, DECEMBER 31, 1994 .........    5,953,137   $ 6       $ 131,389    $-            $   -      $ (100,645)   $30,750
                                        =========   ===       =========    == ====       ========   ==========    =======


The accompanying notes are an integral part of the financial statements.



                                               LANDSING PACIFIC FUND, INC.
                                                 STATEMENTS OF CASH FLOWS
                                   For the Years Ended December 31, 1994, 1993 and 1992

                                                  (Amounts in thousands)
- --------------------------------------------------------------------------------------------------------------------------
                                                                         1994             1993              1992
                                                                         ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................................       $(9,618)      $  (27,754)       $  (11,857)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
Provision for loss in value and gain on sale of real estate - net          6,645           23,485             2,619
Depreciation and amortization ....................................         4,240            5,043             5,029
Provision for doubtful accounts ..................................          -                 640               352
Provision for participating loan losses ..........................          -                 560             3,336

Changes in operating assets and liabilities:
Increase in accounts and interest receivable .....................          (146)            (313)             (155)
Decrease in other liabilities ....................................          (540)             (62)             (396)
Decrease in deposits .............................................            50               65               989
Decrease in prepaid expenses and other assets ....................           160              543               734
Increase (decrease) in accounts payable ..........................          (189)            (417)              615
                                                                       ----------      ----------         ---------
  Net cash provided by operating activities ......................           602            1,790             1,266
                                                                       ---------       ----------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of rental properties ..........................        10,205              -               5,490
Capital expenditures and development costs .......................        (2,804)          (3,734)           (4,973)
Increase in deferred expenses ....................................          (724)            (906)           (1,463)
Repayment of participating mortgage loan .........................         2,145              -                   2
Disbursement of participating mortgage loans .....................          -                 (64)              (37)
                                                                       ---------       ----------         ---------
  Net cash provided by (used in) investing activities ............         8,822           (4,704)             (981)
                                                                       ---------       ----------         ---------

CASH FLOWS FROM  FINANCING ACTIVITIES:
Distributions to stockholders ....................................          -                 -              (1,347)
Issuance (acquisition) of treasury stock .........................          -                   4               (57)
Proceeds from notes payable ......................................        17,925            7,798            20,852
Payments on notes payable ........................................       (23,820)          (3,589)          (20,404)
                                                                      ----------        ---------         ---------
  Net cash provided by (used) in financing activities ............        (5,895)           4,213              (956)
                                                                      ----------        ---------         ---------

Increase (decrease) in cash and cash equivalents .................         3,529            1,299              (671)
Cash and cash equivalents at beginning of year ...................         2,005              706             1,377
                                                                      ----------        ---------         ---------

Cash and cash equivalents at end of year .........................    $    5,534        $   2,005         $     706
                                                                      ==========        =========         =========


The accompanying notes are an integral part of the financial statements.




                                               LANDSING PACIFIC FUND, INC.
                                           STATEMENTS OF CASH FLOWS (Continued)

                                     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
                                                  (Amounts in thousands)


                                                                             1994             1993                1992
                                                                             ----             ----                ----
Cash paid during the period for interest, net of $256
capitalized in 1994, $524 in 1993, and $671 in 1992                        $   4,583         $  4,035         $   3,983
                                                                           =========         ========         =========



                           SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES


Notes payable forgiven                                                     $  (4,142)        $   -            $    -
Cost of rental property returned to lender
  (net of accumulated depreciation)                                            3,997             -                 -
Other assets and liabilities retired or forgiven                                  53             -                 -
                                                                           ---------         --------         ------
Net proceeds from disposition of rental property                           $     (92)        $   -            $    -
                                                                           ==========        ========         ======

Reclassification:
Real estate held for sale                                                  $   2,150         $  3,261         $    -
Rental properties - net                                                       (2,150)          (3,261)             -
                                                                           ---------         --------         ------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======
Note receivable canceled in exchange for shares:
Treasury stock                                                             $    -            $   (325)        $    (438)
Note receivable                                                                 -               1,010             1,729
Capital in excess of par                                                        -                (685)           (1,291)
                                                                           ---------         --------         ---------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======

Reclassification:
Real estate under development                                              $    -            $  3,828         $   6,505
Rental properties - net                                                         -              (3,828)           (6,505)
                                                                           ---------         --------         ---------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======

Treasury stock eliminated:
  Treasury stock                                                           $    -            $  2,116         $    -
  Capital in excess of par                                                      -              (2,116)             -
                                                                           ---------         ---------        ------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======

Payment of stock dividends:
Dividend reinvestment shares                                               $    -            $   -            $     181
Dividend distributions                                                          -                -                 (181)
                                                                           ---------         --------         ---------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======

Collateral for participating mortgage loan                                 $    -            $   -            $   1,171
Participating mortgage loans                                                    -                -               (1,171)
                                                                           ---------         --------         ---------
                                                                           $    -            $   -            $    -
                                                                           =========         ========         ======


The accompanying notes are an integral part of the financial statements.

                           LANDSING PACIFIC FUND, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization - Landsing Pacific Fund was a Delaware corporation formed for the purpose of merging the assets and liabilities of Landsing Institutional Properties Trust-V, Landsing Institutional Properties Trust-VI and Landsing Institutional Properties Trust-VII. The merger was completed on November 28, 1988.

         On September 30, 1993, Landsing Pacific Fund, a Delaware corporation, merged into Landsing Pacific Fund, Inc., (the "Fund") a newly-formed Maryland corporation. As a result of the merger, the former stockholders of Landsing Pacific Fund became stockholders of the Fund and the Delaware corporation ceased to exist.

         Maryland corporate law does not recognize the treasury stock of Maryland corporations. As a result, the Fund has reclassified treasury stock to paid in capital as of December 31, 1993.

         Evaluation of Carrying Values - The Fund, as a matter of policy, holds properties on a long-term basis and believes the book value of the Fund's properties will be fully recovered over the Fund's long-term holding period. This determination is reviewed at least anually, or whenever events or changes at a property suggest that the carrying amount may not be recoverable, and is based on an analysis of the sum of a property's undiscounted future cash flows as compared with the carrying value of the property. If an impairment exists, an estimate of the deficiency in the property's net realizable value as compared with its carrying value is recorded as an increase in the provision for loss in value and a reduction in the property's carrying value. Accordingly, the accompanying financial statements do not include any adjustments, except as noted in Footnote 6, relating to the excess of property costs over estimated net realizable value.

         Income Recognition - Minimum rental income from leases is recognized on a straight-line basis over the term of occupancy in accordance with the provisions of the leases. Additionally, leases provided for reimbursement of certain operating expenses which are recognized as income when earned and when the amounts can be reasonably estimated.

         Depreciation - Depreciation is computed by the straight-line method over estimated useful lives ranging from four to forty years. Tenant improvements are being amortized over the average lives of the related leases. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in the results of operations.

         Deferred Leasing Commissions and Loan Costs - Leasing commissions are amortized over the average lives of the tenant leases. Amounts paid to obtain loans are deferred and amortized over the lives of the related notes payable as an adjustment to interest expense.

         Cash and Cash Equivalents - The Fund considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 1994, approximately $5,345,000 of the Fund's cash was held in money market accounts at two U.S. commercial banks. At times, such investments may exceed federally insured limits.

         Income Taxes - The Fund has elected to be treated as a real estate investment trust under the provisions of the Internal Revenue Code. Under these provisions, the Fund will qualify and not be subject to any federal income tax if 100% of its real estate investment trust taxable income is distributed to stockholders. Since the Fund has qualified as a real estate investment trust, no provision for federal income taxes has been made in the accompanying financial statements.

         Net Loss Per Share - Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding of 5,953,137 in 1994, 6,019,877 in 1993, and 6,260,079 in 1992. The effect of the outstanding warrants and stock options on the calculation of net loss per share was anti-dilutive.

         Reclassifications - Certain amounts in the 1993 and 1992 financial statements have been reclassified to conform to the 1994 presentation.

2.       RENTAL PROPERTIES AND REAL ESTATE UNDER DEVELOPMENT

         The carrying value of rental properties is as follows:

                                                          December 31,
                                                --------------------------------
                                                   1994                1993
                                                   ----                ----
         Land                                   $19,392,000        $  22,784,000
         Building and improvements               69,194,000           86,644,000
         Construction in progress                   112,000               67,000
                                                -----------        -------------
             Total rental properties            $88,698,000        $ 109,495,000
                                                ===========        =============

         Prior to February 22, 1994, the Fund was engaged in the predevelopment of the Multnomah Building in Portland, Oregon. Interest capitalized as part of the redevelopment was $256,000 in 1994 and $502,000 in 1993.

         Subsequent to December 31, 1993, the Fund announced its decision to explore the disposition of its real estate investments located outside the western United States. As a result, a provision for loss of $23,485,000 was recognized at December 31, 1993 to reduce the carrying value of the properties to their estimated net realizable value and an additional provision of $8,150,000 was recognized during 1994. (See Footnote 6 for additional information.)

         The carrying value of real estate under contract for sale is as follows:

                                                        December 31,
                                           -------------------------------------
                                                 1994                  1993
                                                 ----                  ----
         Imperial Garage                   $      867,000        $          -
         Multnomah Building                     1,283,000                   -
         BancFirst Building                          -                 2,583,000
         Twin Oaks Executive Center                  -                   678,000
                                           --------------        ---------------
                                           $    2,150,000        $     3,261,000
                                           ==============        ===============

3.       COLLATERAL FOR PARTICIPATING MORTGAGE LOAN

         As of December 31, 1994, as a result of repayments of $2,145,000 from a participating mortgage loan collateralized by a first mortgage on land in Sonoma, California, the Fund recognized a recovery of $1,470,000, which reduced the provision for loss in value of investments in real estate (see Note 6). Approximately $455,000 of the recovery relates to funds collected subsequent to December 31, 1994. In 1992 and 1993, the Fund recorded provisions for loss in the value of the loan of $1,000,000 and $542,000, respectively.

         During 1994, the Fund's unsecured claim for $925,000 was recognized in the bankruptcy of a guarantor of a participating mortgage loan, the collateral for which was foreclosed by a senior lender in 1993. The eventual maximum payment out of the bankruptcy is estimated to be $.30 per $1.00 of claims. As of December 31, 1994, the fund had received $39,000 in distribution proceeds, which was recognized as a reduction in the provision for loss in value of investments in real estate.



4.       NOTES PAYABLE

The amount of the Fund's notes payable were as follows:

                                                                                             December 31,
Lender                                      Collateral/Location                         1994               1993
- --------------------------    -------------------------------------------------    ----------------   ----------------
Commercial Bank               Country Hills Towne Center                               $14,910,000        $14,771,000
                              Diamond Bar, California

Commercial Bank               310 E. Grand, 342 Allerton, 410 Allerton,                  9,658,000         10,000,000
                              466 Forbes and Westinghouse Buildings
                              South San Francisco and Fremont, California

Commercial Bank               400 Grandview, 417 Eccles Buildings and                    7,927,000          6,309,000
                              Auburn Court Industrial Park
                              South San Francisco and Fremont, California

Commercial Finance            Academy Place Shopping Center                              3,796,000          3,867,000
Company

Life Insurance Company        Bryant Street Quad and Annex                               3,137,000          3,201,000
                              Denver, Colorado

Commercial Finance            Twin Oaks Business Park and                                2,319,000          3,904,000
Company                       Twin Oaks Technology Center
                              Beaverton, Oregon

Commercial Finance            St. Paul Business Center West                              2,895,000          2,941,000
Company                       Maplewood, Minnesota

Commercial Bank               St. Paul Distribution Center                               1,806,000          1,837,000
                              Maplewood, Minnesota

Commercial Savings and        Nohr Plaza                                                 1,481,000          1,481,000
Loan                          San Leandro, California

Commercial Bank               101 Park Office Building                                    -                 4,153,000
                              Oklahoma City, Oklahoma

Commercial Bank               BancFirst Building                                          -                 2,024,000
                              Oklahoma City, Oklahoma

Commercial Bank               6900 Place                                                  -                 1,221,000
                              Oklahoma City, Oklahoma

Commercial Bank               Multnomah Building and Imperial Garage                      -                 1,093,000
                              Portland, Oregon

Commercial Bank               Franklin Business Park                                      -                 1,058,000
                              Boise, Idaho

Other                                                                                     -                   106,000
                                                                                   ----------------   -----------------
   Total notes payable                                                                 $47,929,000        $57,966,000
                                                                                   ================   ================


         Most of the Fund's rental properties are pledged as collateral for notes payable. At December 31, 1994 interest rates on the notes ranged from 9.50% to 11.50% per annum and are payable through 2001 with principal payments required in future years as follows:

                 1995                        $     21,515,000
                 1996                               6,166,000
                 1997                              12,554,000
                 1998                                  95,000
                 1999                                 106,000
                 2000 and thereafter                7,493,000
                                             ----------------
                 Total                       $     47,929,000
                                             ================

         Subsequent to December 31, 1994, the Fund was granted an extension of its $14,026,000 permanent loan collateralized by the Country Hills Towne Center in Diamond Bar, California. The loan requires monthly principal and interest payments of $113,717, bears interest equal to the lender's prime rate plus 1% (9.50% on December 31, 1994), and matures on June 30, 1995.

         Subsequent to December 31, 1994, the Fund was granted an extension of its $1,500,000 construction loan collateralized by the Country Hills Towne Center in Diamond Bar, California. The loan bears interest equal to the lender's prime rate plus 1.25% (9.75% on December 31, 1994) and matures on June 30, 1995. The outstanding balance at December 31, 1994 was $884,000.

         On June 21, 1994, the Fund converted a four-year $6,065,000 term loan to a seven-year term loan with a balance at December 31, 1994 of $7,927,000 and an interest rate equal to the lender's prime rate plus 1.75% (10.25% as of December 31, 1994). The new loan requires monthly principal and interest payments of $74,625 and matures on July 5, 2001.

         On July 8, 1994, the Fund paid off a $970,000 term loan which was collateralized by the Multnomah Building and the Imperial Garage Building which are located in Portland, Oregon.

         On August 31, 1994, the Fund converted a $10,000,000 line of credit to a three-year term loan with a balance at December 31, 1994 of $9,658,000 and an interest rate equal to the lender's prime rate plus 1.25% (9.75% as of December 31, 1994). The new loan requires monthly principal and interest payments of $81,276 and matures on August 31, 1997.

         As of October 25, 1994, the Fund was granted an extension of its $1,481,000 loan collateralized by the Nohr Plaza Shopping Center in San Leandro, California. The loan bears interest at 10% per annum with payments at 6% per annum and the difference accrued to the loan balance. The loan matures on April 25, 1995.

         On December 26, 1994, the Fund made a $1,500,000 paydown on a term loan collateralized by the Twin Oaks Business Park and Technology Center in Beaverton, Oregon. The loan has been modified to reduce the interest rate to the prime rate plus 2.5% (11% as of December 31, 1994) and extend the maturity to December 19, 1996.

         Effective December 19, 1994, the Fund was granted an extension of its $3,796,000 term loan collateralized by the Academy Place Shopping Center in Colorado Springs, Colorado. The new loan bears interest at the lender's prime rate plus 2.5% (11 % on December 31, 1994) and matures on December 19, 1995.


5.       OTHER EXPENSE

         The following presents certain charges included in other expense incurred in each of the three years ended December 31, 1994:



                                                                   1994                1993               1992
                                                              --------------      --------------     ---------
         Terminated loan transactions                         $     73,000        $      -          $      -
         Terminated property sales transactions                     80,000               -                 -
         Terminated capital projects                                46,000             250,000             -
         Rights offering costs                                      53,000             140,000             -
         Merger/liquidation costs                                   27,000               -                 -
         Settlements of litigation                                 (16,000)            168,000         1,374,000
         Write-down of non-real estate assets                        -                  -                246,000
         Other                                                      40,000              -                132,000
                                                              ------------        ------------      ------------
                                                              $    303,000        $    558,000      $  1,752,000
                                                              ============        ============      ============


         In 1992, management initiated action to accelerate the completion of litigation in order to reduce the number of matters in dispute. The $1,374,000 of costs incurred reflected settlements or judgements primarily related to four seperate legal proceedings which were incidental to the Fund's business.

6. GAIN (LOSS) FROM SALE OF INVESTMENTS IN REAL ESTATE AND PROVISION FOR LOSS IN VALUE

         As a result of the Fund's decision to focus on industrial and business park properties and to no longer hold for long-term investment those properties outside of Northern California, the Northwest, and Colorado, a $19,508,000 provision for loss was recognized as of December 31, 1993, to reduce the carrying value of certain real estate investments to net realizable value.

         During the twelve months ended December 31, 1994, five properties from the group identified for disposition were sold for approximately their carrying value at December 31, 1993. Accordingly, no additional loss or gain was recognized in 1994. The properties sold are as follows:


         Property                                Date of Sale                                    Gross Sale Price
         --------                                ------------                                    -----------------
         Twin Oaks Executive Center              January 20, 1994                                  $712,000
         Beaverton, Oregon

         BancFirst Building                      February 28, 1994                                 $2,800,000
         Oklahoma City, Oklahoma

         Camden Park Shopping Center             June 7, 1994                                      $1,500,000
         Houston, Texas

         Franklin Business Park                  November 10, 1994                                 $2,815,000
         Boise, Idaho

         6900 Place Shopping Center              December 22, 1994                                 $2,700,000
         Oklahoma City, Oklahoma


         In addition, on February 28, 1994, title to the 101 Park Avenue Office Building in Oklahoma City, Oklahoma was transferred to the lender in full satisfaction of the $4,142,000 loan collateralized by the property. The carrying value of the property had previously been written down to an amount which was approximately equal to the amount of the loan.

         During the twelve months ended December 31, 1994, a $8,150,000 provision for loss was recorded to reduce the carrying value to the properties' estimated net realizable values of properties which are being held for sale or are currently being marketed for sale.

         At December 31, 1994, the Fund  recognized  $1,505,000 in recoveries on
         two   participating   mortgage  loans.  (See  Footnote  3  for  further
         discussion.)

7.       RELATED PARTY TRANSACTIONS

         The Chairman of the Board and Chief Executive Officer of the Fund is a member of a law firm which provided legal services to the Fund in each of the three years ended December 31, 1994. Payments for these services were, $62,000 in 1994, $263,000 in 1993 and $213,000 in 1992.

8.       DISTRIBUTIONS TO STOCKHOLDERS

         The  Fund  paid   per-share   distributions   of  $.24  in  1992.   The
         distributions were treated as a return of capital for federal income tax purposes.

9.       RENTAL PROPERTIES UNDER OPERATING LEASES

         Minimum future revenues from rental properties under non-cancelable operating leases at December 31, 1994 are as follows:


                     1995                          $     7,964,000
                     1996                                7,079,000
                     1997                                5,628,000
                     1998                                3,933,000
                     1999                                2,629,000
                     2000 and thereafter               14,282,000
                                                   --------------
                     Total                         $    41,515,000
                                                   ===============

         For the  periods  ended  December  31,  1994,  1993 and 1992,  the Fund
         recorded   reimbursement   revenues  of   $2,244,000,   $2,889,000  and
         $2,162,000 respectively.

10.      CAPITAL STOCK AND NOTES RECEIVABLE

         The Fund's authorized capital stock consists of 20,000,000 shares of common stock, having a par value of $.001 and 5,000,000 shares of preferred stock, having a par value of $.01. The Fund may issue the preferred stock in classes or series and with any rights, privileges and preferences the Fund's Board of Directors may determine without any action or consent by the Fund's stockholders of common stock or preferred stock.

         Warrants to purchase 200,000 common shares at $9.50 per share were outstanding as of December 31, 1994. The warrants are fully exercisable and expire on March 31, 1995.

         On June 18, 1993, the Fund and R. Mark Wyman entered into an agreement related to Mr. Wyman's purchase in prior years of 140,000 Fund shares (the "Shares"). Under the terms of the agreement, on June 18, 1993, the Fund reduced the principal amount of notes receivable used to finance acquisition of the Shares from $1,010,000 to $455,000 and subsequently, on June 24, 1993, Mr. Wyman returned the Shares. The Fund recorded the return of 100,000 shares to the treasury and canceled 40,000 shares and the notes receivable.


         1.       STOCK OPTION PLANS

         Employee Stock Incentive Plan - On August 6, 1993, the Fund's shareholders approved the Employee Stock Incentive Plan (the "Plan") under which key employees may be granted options to acquire shares of common stock at a price not less than the fair market value on the date the option is granted. The Plan provides for a maximum of 500,000 shares which would be available for issuance upon the exercise of options.



         Information regarding the Employee Stock Incentive Plan is as follows:


                                                                                    1994               1993
                                                                                   -------           ------
         Shares under option at beginning of year                                   50,000               -
         Granted, at $3.69 per share in 1994 and $3.25 per share in 1993            91,190             50,000
                                                                                   -------           --------
         Shares under option at end of year                                        141,190             50,000
                                                                                   =======           ========

         Exercisable at end of year                                                 25,000               -
         Available for grant at end of year                                        358,810            450,000

         No options have been exercised.


         1993 Directors' Stock Option Plan - On August 6, 1993, the Fund's shareholders approved the 1993 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for a maximum of 75,000 shares which would be available for issuance upon the exercise of options.


         Information regarding the Directors' Stock Option Plan is as follows:


                                                                                    1994               1993
                                                                                   -------           ------
         Shares under option at beginning of year                                   25,000               -
         Granted, at $3.56 per share in 1994 and $3.25 per share in 1993            14,045             25,000
                                                                                   -------           --------
         Shares under option at end of year                                         39,045             25,000
                                                                                   =======           ========

         Exercisable at end of year                                                  6,250               -
         Available for grant at end of year                                         35,955             50,000

         No options have been exercised.


12.      COMMON STOCK PURCHASE RIGHTS

         On July 26, 1990, the Fund declared a distribution to stockholders of record on August 27, 1990, of one common stock purchase right for each outstanding share of common stock. Each right entitles the holder to purchase one share of common stock at an exercise price of $25.00. The rights become exercisable if a person acquires 25% or more of the Fund's common stock or announces a tender offer for 30% or more of the Fund's common stock. The rights may be redeemed by the Fund at a price of $.01 per right at any time prior to the tenth day after a 25% position has been acquired.

         If the Fund is acquired in a merger or other business combination, each right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right, i.e., at a 50% discount. Each right will also entitle its holder to purchase the Fund's common stock at a similar 50% discount in the event an acquirer merges into the Fund and leaves the Fund's stock unchanged.

13.      COMMITMENTS

         In November 1990, the Fund signed a five-year lease for office space. Under the terms of the lease, the Fund is also responsible for its proportionate share of property taxes, utilities and other operating expenses. The Fund subleased a portion of its office space through June 25, 1993. Rent expense was $78,000, $50,000, and $60,000 in 1994, 1993, and 1992, respectively, net of sublease income of $15,000 in 1993 and $51,000 in 1992. Minimum rental payments in 1995 under the lease are $84,000.

         During 1994, the Fund adopted a Severance Payment Plan under which certain key employees could be entitled to receive a severance benefit if their employment is terminated as a result of a merger or liquidation of the Fund. As of December 31, 1994, the aggregate benefit payable in the event the Fund's stockholders approve a merger or liquidation is approximately $360,000.

14.      SUBSEQUENT EVENTS

         On March 27, 1995, the Board of Directors of the Fund approved a conditional resolution, subject to stockholder approval, to liquidate all of the assets of the Fund in an orderly fashion and to dissolve the Fund in accordance with a Plan of Liquidation, if a suitable transaction for all or substantially all of the Fund is not arranged.


15.      SELECTED QUARTERLY FINANCIAL DATA

         The following presents a summary of the unaudited quarterly financial information for the years ended December 31, 1994 and 1993 (amounts in thousands, except per share amounts):


                                                      1994                                        1993
                               ------------------------------------------       ----------------------
                                 First     Second      Third     Fourth           First    Second     Third     Fourth
                               Quarter     Quarter    Quarter    Quarter        Quarter   Quarter    Quarter    Quarter
                             ---------    ---------  ---------  ----------    ---------  ---------  ---------  ---------
Total revenues               $   3,261    $   3,110  $   3,005  $    2,813    $   3,509  $   3,634  $   3,674  $   3,624
                             ---------    ---------  ---------  ----------    ---------  ---------  ---------  ---------=

Net loss                     $    (836)   $  (7,499) $    (716) $     (565)   $    (870) $  (1,342) $    (992) $ (24,550)
                             =========    =========  =========  ==========    =========  =========  =========  ==========

Per share:
  Net loss                   $    (.14)   $  (1.26)  $   (.12)  $    (.10)    $    (.14) $   (.22)  $    (.17)     (4.08)
                             =========    =========  =========  ==========    =========  =========  =========  ==========





                                               LANDSING PACIFIC FUND, INC.

                                                        SCHEDULE 2

                                   BALANCE SHEETS,  JUNE 30,  1995 AND  DECEMBER 31, 1994
                                        (Amounts in  thousands,  except share amounts)
- --------------------------------------------------------------------------------------------------------------------------

                                                                                     June 30,      December 31,
                                                                                        1995            1994
                                                                                        ----            ----
ASSETS
INVESTMENTS IN REAL ESTATE:
Rental properties                                                                    $    67,222    $    88,698
Accumulated depreciation                                                                 (15,590)       (19,169)
                                                                                     -----------    -----------
Rental properties - net                                                                   51,632         69,529
Real estate under contract for sale (net of accumulated depreciation
   of $4,866 in 1995 and $28 in 1994)                                                     14,009          2,150
                                                                                     -----------    -----------
     Total investments in real estate                                                     65,641         71,679
                                                                                     -----------    -----------

CASH AND CASH EQUIVALENTS                                                                  6,778          5,534
                                                                                     -----------    -----------

OTHER ASSETS:
Accounts and interest receivable (net of allowance for doubtful
  accounts of $108 in 1995 and $78 in 1994)                                                  601          1,434
Prepaid expenses and deposits                                                                252            324
Deferred leasing  commissions,  loan costs, and other assets (net of accumulated amortization of $1,488 in 1995
    and $2,380 in 1994)                                                                    1,131          1,357
                                                                                     -----------    -----------
     Total other assets                                                                    1,984          3,115
                                                                                     -----------    -----------
         TOTAL ASSETS                                                                $    74,403    $    80,328
                                                                                     ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Notes payable                                                                        $    45,448    $    47,929
Accounts payable                                                                             260            449
Other liabilities                                                                          1,087          1,200
                                                                                     -----------    -----------
     Total liabilities                                                                    46,795         49,578
                                                                                     -----------    -----------

STOCKHOLDERS' EQUITY:
Shares of preferred stock, par value of $.01;
   shares authorized: 5,000,000; shares issued and outstanding: none
Shares of common stock, par value of $.001;
   shares authorized:  20,000,000; shares issued and
    outstanding: 5,953,137 in 1995 and 1994                                                    6              6
Capital in excess of par value                                                           131,389        131,389
Retained deficit and accumulated distributions                                          (103,787)      (100,645)
                                                                                     -----------    -----------
     Total stockholders' equity                                                           27,608         30,750
                                                                                     -----------    -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $    74,403    $    80,328
                                                                                     ===========    ===========


                                               LANDSING PACIFIC FUND, INC.

                                                 STATEMENTS OF OPERATIONS
                                        FOR THE THREE MONTHS AND SIX MONTHS ENDED
                                                  JUNE 30, 1995 AND 1994
                                       (Amounts in thousands, except share amounts)
- --------------------------------------------------------------------------------------------------------------------------


                                                                  Three Months Ended              Six Months Ended
                                                                       June 30                          June 30
                                                              --------------------------      -----------------------
                                                                1995             1994           1995             1994
                                                                ----             ----           ----             ----
REVENUES:
Rental income                                                $    2,463      $   3,097       $  5,147       $   6,344
Other income                                                         79             13            132              27
                                                             ----------      ---------       --------       ---------
      Total revenues                                              2,542          3,110          5,279           6,371
                                                             ----------      ---------       --------       ---------


EXPENSES:
Operating                                                           686            951          1,427           2,116
Depreciation and amortization                                       726          1,001          1,516           2,140
Interest and other financing costs                                1,300          1,162          2,560           2,319
General and administrative                                          392            429            828             963
Other expense                                                       197             66            258             168
Provision for loss in value of investments
   in real estate and loan collateral value                       2,300          7,000          2,300           7,000
                                                             ----------      ---------       --------       ---------
       Total expenses                                             5,601         10,609          8,889          14,706
                                                             ----------      ---------       --------       ---------

Loss before gain on extinguishment of debt                       (3,059)        (7,499)         (3,610)        (8,335)
Gain on extinguishment of debt                                      467          -                467            -
                                                             ----------      ---------       --------         ----

        NET LOSS                                             $   (2,592)     $  (7,499)      $  (3,143)      $ (8,335)
                                                             ==========      =========       =========       ========


NET LOSS PER SHARE
   (Based on weighted average number
     of shares outstanding)                                  $     (.44)     $   (1.26)      $    (.53)      $  (1.40)
                                                             ==========      =========       =========       ========

Weighted average shares outstanding                                5,953          5,953           5,953          5,953
                                                             ===========     ==========      ==========      =========




                                               LANDSING PACIFIC FUND, INC.
                                                 STATEMENTS OF CASH FLOWS
                                     FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                                                  (Amounts in thousands)
- --------------------------------------------------------------------------------------------------------------------------

                                                                                      1995              1994
                                                                                      ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                            $   (3,143)        $ (8,335)
Adjustments to reconcile net loss to net cash
   provided by operating activities:
Depreciation and amortization                                                            1,516            2,140
Provision for doubtful accounts                                                             73               29
Provision for loss in value of real estate and loan collateral                           2,300           7,000

Changes in operating assets and liabilities:
Decrease in accounts and interest receivable                                               546              176
Decrease in prepaid expenses, deposits, and other assets                                   205              128
Decrease in other liabilities                                                             (133)            (443)
Decrease in accounts payable                                                              (189)            (235)
                                                                                    -----------        ---------
     Net cash provided by operating activities                                           1,175              460
                                                                                    ----------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of rental properties                                                  2,973           4,933
Capital expenditures and construction                                                     (289)          (1,682)
Increase in deferred expenses                                                             (134)            (764)
                                                                                    -----------        ---------
     Net cash provided by investing activities                                          2,550             2,487
                                                                                    ----------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable                                                              -                8,240
Payments on notes payable                                                               (2,481)          (8,809)
                                                                                    -----------        ---------
     Net cash used in financing activities                                              (2,481)            (569)
                                                                                    -----------        ---------

Increase in cash and cash equivalents                                                    1,244            2,378
Cash and cash equivalents at beginning of period                                         5,534            2,005
                                                                                    ----------         --------
Cash and cash equivalents at end of period                                          $    6,778         $  4,383
                                                                                    ==========         ========



                                               LANDSING PACIFIC FUND, INC.
                                           STATEMENTS OF CASH FLOWS (Continued)

                                     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
                                                  (Amounts in thousands)
- --------------------------------------------------------------------------------------------------------------------------

                                                                                      1995               1994
                                                                                      ----               ----
Cash disbursed during the period for interest, net of $34
   capitalized in 1995 and $170 in 1994.                                            $ 2,355            $2,171
                                                                                    ========           ======


                           SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Cost of rental property returned to lender
    (net of accumulated depreciation)                                                   -              $3,997
Notes payable forgiven                                                                  -              (4,142)
Other assets and liabilities retired forgiven                                           -                   53
                                                                                    ---------          -------
    Net proceeds from disposition of rental property                                $   -              $   (92)
                                                                                    =========          ========



                           LANDSING PACIFIC FUND, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accompanying financial statements for Landsing Pacific Fund, Inc. ("the Fund") should be read in conjunction with the Fund's 1994 Annual Report on Form 10-KSB. The balance sheet at December 31, 1994 was derived form audited financial statements. The balance sheet as of June 30, 1995 and the statements of operations and cash flows for the interim periods ending June 30, 1995 are unaudited. Certain disclosures which would normally be included with audited statements have been condensed or omitted. However, in the opinion of the Fund's management, all adjustments considered necessary for a fair presentation have been included.

         Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period.

         Certain amounts in the 1994 financial statements have been reclassified to conform to the 1995 presentation.

2. GAIN (LOSS) FROM SALE OF INVESTMENTS IN REAL ESTATE AND PROVISION FOR LOSS IN VALUE OF REAL ESTATE AND LOAN COLLATERAL

         During the six months ended June 30, 1995, a $2,333,000 provision for loss was recorded to reduce the carrying value to the estimated net realizable values of properties which are currently being held for sale or are currently being marketed for sale. All of the write down was attributable to the Country Hills Towne Center in Diamond Bar,
         California, and the Nohr Plaza Shopping Center in San Leandro, California.

         During the six months ended June 30, 1995, the Fund recognized a $33,000 in recovery on one participating mortgage loan.

         Subsequent to June 30, 1995, contracts were executed for the sale of Inwood Shopping Center in Houston, Texas, and Country Hills Towne Center.

         During the six months ended June 30, 1994, two properties and one parcel from the group identified for disposition were sold for approximately their carrying value at December 31, 1994. Accordingly, no additional gain or loss was recognized in 1995. The properties and parcel sold are as follows:

                                                                     Gross Sales
         Property                                 Date of Sale       Price
         --------                                 ------------       -----------
         Multnomah Building
         and Imperial Garage                      March 30, 1995     $2,300,000
         Portland, Oregon

         Approximately 1.2 acres of land at
         Country Hills Towne Center               June 28, 1995        $780,000

3.       COLLATERAL FOR PARTICIPATING MORTGAGE LOAN

         In March 1995, the Fund received $455,000 in final proceeds on a participating mortgage loan collateralized by a first mortgage on land in Sonoma, California. These funds were recognized as of December 31, 1994, as a recovery which reduced the provision for loss in value of investments in real estate.

         During 1994, an unsecured claim by the Fund for $925,000 was recognized in the bankruptcy of a guarantor of a participating mortgage loan, the collateral for which was foreclosed by a senior lender in 1993. The eventual maximum payment out of the bankruptcy is estimated to be $.30 per $1.00 of claims. During the six months ended June 30, 1995, the Fund collected $33,000 from the bankruptcy estate, bringing total distribution proceeds to $73,000.

4.       NOTES PAYABLE

         Subsequent to June 30, 1995, the Fund entered into an agreement with one of its lenders to restructure two loans collateralized by the Country Hills Towne Center in Diamond Bar, California. The agreement allows the Fund to pay off the $14,144,000 balance of the loans by making a payment of $11,500,000 by September 29, 1995, or to extend that date to October 31, 1995 upon payment of a fee. The payoff date can be further extended to December 31, 1995, if the Fund pays down the principal balance of the loans by $2,500,000.

         The restructure agreement also provides for an increase in the effective interest rate on the loans from approximately prime plus 1% to prime plus 1.5%.

         On April 5, 1995, the Fund made a cash payment of $1,027,000 to retire a $1,494,000 loan, thereby realizing a $467,000 discount granted by the lender. The loan was collateralized by the Nohr Plaza Shopping Center in San Leandro, California.

                           LANDSING PACIFIC FUND, INC

                                   SCHEDULE 3

                         PRO FORMA FINANCIAL INFORMATION


The Fund has identified core markets in which it intends to hold properties pending approval by the stockholders of a Plan of Liquidation. The Country Hills Towne Center in Diamond Bar, California is within the group of properties identified by management to be outside of the core markets. Subsequent to June 30, 1995, a contract was signed to sell the property to a prospective purchaser. If the sale were consumated, it would reduce the Fund's leasable square feet by 11%, causing annual revenues to be reduced by approximately $2 million dollars.

The contract of sale provides that the prospective purchaser has the right to terminate the contract if the Fund is unable to complete certain environmental testing and remediation by September 15, 1995

The unaudited pro forma financial information set forth below presents the operating statements as they would appear if the Country Hills Towne Center were sold at the beginning of each of the respective periods and the balance sheet as if the property were sold on June 30, 1995. Subsequent to June 30, 1995, the Fund executed an agreement with the lender on Country Hills Towne Center which permits the pay off of $14,144,000 of debt upon a cash payment by the Fund of $11,500,000. Since the proceeds from the sale of the property would be used to retire the debt, a gain on the extinguishment of debt has been reflected in the pro forma financial information. The calculation of the discount is presented below:

                                                   Year Ended   Six Months Ended
                                                  December 31,      June 30,
                                                      1994            1995
                                                  ------------      --------

                  Loan principal balances,
                  beginning of period              $14,771,000    $14,909,000

                  Loan reduction made 6/28/95         (741,000)      (741,000)

                  Term loan payoff                 (11,500,000)   (11,500,000)
                                                    ----------    ----------
                      Gain on Extinguishment       $ 2,530,000     $2,668,000
                                                   ===========     ==========

                           LANDSING PACIFIC FUND, INC

                             PRO FORMA BALANCE SHEET
                                  JUNE 30, 1995
                                   (UNAUDITED)
                             (Amounts in Thousands)


                                             Historical                Pro Forma
                                              June 30,   Pro Forma      June 30,
                                                1995    Adjustments       1995
                                             ---------- -----------    ---------
                                     ASSETS

INVESTMENTS IN REAL ESTATE:
Rental properties                             $67,222        -          $67,222
Accumulated depreciation                      (15,590)       -          (15,590)
                                              -------   -------         -------
Rental properties-net                          51,632        -           51,632
Real estate under contract for sale            14,009   (12,245)(1)       1,764
                                              -------   -------         -------
     Total investments in real estate          65,641   (12,245)         53,396

CASH AND CASH EQUIVALENTS                       6,778     1,125 (1)       7,903
                                              -------   -------         -------

OTHER ASSETS:
Accounts and interest receivable                  601       (33)(1)         568
Prepaid expenses and other assets                 252         (4)(1)        248
Deferred leasing commissions, loan costs,
    and other assets                            1,131       (145)(1)        986
                                              -------   --------        -------
     Total other assets                         1,984       (182)         1,802
                                              -------   --------        -------
          TOTAL ASSETS                        $74,403   $(11,302)       $63,101
                                              =======   ========        =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Notes payable                                 $45,448   $(14,144)       $31,304
Accounts payable                                  260        (28)(1)        232
Other liabilities                               1,087       (221)(1)        866
                                              -------   --------        -------
   TOTAL LIABILITIES                           46,795    (14,393)        32,402
                                              -------   --------        -------

STOCKHOLDERS' EQUITY
Common Stock                                        6         -               6
Capital in excess of par value                131,389         -         131,389
Retained deficit and accumulated
   distributions                             (103,787)     3,091(1)(2) (100,696)
                                              -------   --------        -------
   Total stockholders' equity                  27,608      3,091         30,699
                                              -------   --------        -------
  TOTAL LIABILITIES & STOCKHOLDERS' EQUITY    $74,403   $(11,302)       $63,101
                                              =======   ========        =======


                           LANDSING PACIFIC FUND, INC

                        PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     AND THE SIX MONTHS ENDED JUNE 30, 1995
                                   (UNAUDITED)
                             (Amounts in Thousands)

                                                Year Ended                                  Six Months Ended
                                             December 31, 1994                               June 30, 1995
                                   ---------------------------------------      ---------------------------------------
                                                   Pro Forma                                   Pro Forma
                                   Historical     Adjustments    Pro Forma      Historical    Adjustments     Pro Forma
                                   ----------     -----------    ---------      ----------    -----------     ---------

REVENUES:
Rental Income                      $12,087       $(2,018)(3)     $10,069         $5,147       $(1,023)(3)      $4,124
Other income                           102            (9)(3)          93            132                           132
                                   -------       -------         -------        -------       -------          ------
   Total revenues                   12,189        (2,027)         10,162          5,279        (1,023)          4,256

EXPENSES:
Operating                            3,770          (729)(3)       3,041          1,427          (355)(3)       1,072
Depreciation and amortization        4,240          (686)(3)       3,554          1,516          (258)(3)       1,258
Interest and other financing costs   4,952        (1,296)(3)       3,656          2,560          (787)(3)       1,773
General and administrative           1,897             -           1,897            828             -             828
Other expense                          303           (52)(3)         251            258             -             258
Provision for loss in value of
   real estate investments and
    loan collateral value            6,645         2,675 (4)       9,320          2,300           447 (4)       2,747
                                   -------       -------         -------        -------       -------          ------
   Total expenses                   21,807           (88)         21,719          8,889          (953)          7,936
                                   -------       -------         -------        -------       -------          ------

Loss before gain on
   extingushment of debt            (9,618)       (1,939)        (11,557)        (3,610)          (70)         (3,680)

Gain on extinguishment of debt           -         2,530 (5)       2,530            467         2,668 (5)       3,135

                                   -------       -------         -------        -------       -------          ------
  NET LOSS                         $(9,618)       $  591         $(9,027)       $(3,143)      $ 2,598          $ (545)
                                   =======       =======         =======        =======       =======          ======
  Net loss per share               $ (1.62)                      $ (1.52)       $ (0.53)                       $(0.09)
                                   =======                       =======        =======                        ======
  Weighted average shares
    outstanding                      5,953                         5,953          5,953                        5,953
                                   =======                       =======        =======                        ======


PRO FORMA ADJUSTMENTS:

(1) To record the sale of Country Hills Towne Center for $12,550,000 and to eliminate related balance sheet amounts.

(2) To record pay off of $14,144,000 mortgage notes payable for $11,500,000 in accordance with provisions of agreement with lender executed subsequent to June 30, 1995.

(3) To eliminate revenue and expense for Country Hills Towne Center for the respective periods.

(4) To record provision for loss in value due to excess of carrying value over net realizable value prior to sale.

(5) To record gain on the discounted pay off of mortgage loans collateralized by Country Hills Towne Center.

                                      -4-